Exhibit 4.19

Certain information in this document, designated by [***], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

STOCK PURCHASE AGREEMENT

by and among

Valens Semiconductor, INC.

as Purchaser,

Acroname Inc.

as the Company,

The SHAREHOLDERS OF THE COMPANY

as Sellers,

and

[***]

as the Sellers’ Representatives

Closing Date: MAY 31, 2024

i

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		42

5.1	Organization and Authority of Purchaser	42
5.2	No Conflicts; Consents	42
5.3	Legal Proceedings	42
5.4	Brokers’ Fees	43

Article VI COVENANTS AND OTHER AGREEMENTS		43

6.1	Tax Covenants	43
6.2	Confidentiality	48
6.3	Non-competition and Solicitation	48
6.4	Public Announcements	50
6.5	Release	50
6.6	Employment Benefits Arrangements	51
6.7	Post-Closing Authorizations	51
6.8	Further Assurances	51
6.9	Books and Records	52

Article VII INDEMNIFICATION		52

7.1	Indemnification by Sellers	52
7.2	Indemnification by Purchaser	53
7.3	Limitations and Other Indemnity Claim Matters	53
7.4	Notice and Determination of Non-Third-Party Claims	56
7.5	Third-Party Claims	56
7.6	Tax Treatment	57

Article VIII GENERAL		57

8.1	Entire Agreement	57
8.2	Successor and Assigns; Assignment; No Third-Party Beneficiaries	58
8.3	Amendments	58
8.4	Notices	58
8.5	Headings	59
8.6	Counterparts and Electronic Signatures	59
8.7	Governing Law; Dispute Resolution	59
8.8	Specific Performance	60
8.9	Waiver	60
8.10	Severability	61
8.11	Sellers’ Representatives	61

EXHIBITS

Exhibit A	Definitions
Exhibit B	Calculation of Net Working Capital & Applicable Accounting Standards
Exhibit C	Flow of Funds
Exhibit D	Excluded Costs
Exhibit E	Product Requirements for Joint Product
Exhibit F	Non-Binding Business Plan
Exhibit G	Specific Indemnification Matters

ANNEXES

Annex I	Sellers and Company Shares

SCHEDULES

Schedule 4.2	Company’s Foreign Qualifications; Officers & Directors
Schedule 4.3	Capitalization of the Company
Schedule 4.4	Consents and Notifications
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	Cash Basis Description
Schedule 4.5(c)	Outstanding Debt and Material Liabilities as of the Latest Balance Sheet Date
Schedule 4.5(d)	Accounts Receivable
Schedule 4.5(f)	CARES Funds
Schedule 4.6(a)	Notices of Violations of Law
Schedule 4.6(b)	Permits
Schedule 4.8	Legal Proceedings
Schedule 4.9(a)	Audited Tax Returns
Schedule 4.9(b)	Claims from State Tax Authorities
Schedule 4.10	Absence of Changes
Schedule 4.11	Employee Benefit Plans
Schedule 4.12(a)	Employees
Schedule 4.12(b)	Independent Contractors
Schedule 4.13	Material Contracts
Schedule 4.14	Top 10 Customers and Suppliers
Schedule 4.15	Real Property
Schedule 4.16	Equipment and Other Personal Property
Schedule 4.17(a)	Company’s Registered IP
Schedule 4.17(b)	Inbound Licenses
Schedule 4.17(c)	Outbound Licenses
Schedule 4.17(d)	Royalty and Fee Obligations
Schedule 4.17 (e)	Company’s IP Agreement - Exceptions
Schedule 4.17(f)(ii)	Employee IP Agreements - Exceptions
Schedule 4.17(g)(i)	Assertion of Claims Challenging IP Validity
Schedule 4.17(g)(iii)	Company’s Registered IP Laws and Deadlines
Schedule 4.17(h)	Third-Party Infringement of Company’s IP
Schedule 4.17(i)	No Infringement of Third-Party IP Rights
Schedule 4.17(i)(ii)	Infringement Claims
Schedule 4.17(m)(i)	Open Source Code
Schedule 4.17(n)	Personal Data
Schedule 4.17(o)(i)	Compliance with Privacy Laws
Schedule 4.17(o)(iii)	Data Security Breaches
Schedule 4.17(o)(vi)	Changes to Company’s Software
Schedule 4.17(q)	Company’s Products
Schedule 4.17(s)	Company’s Unregistered Trademarks
Schedule 4.18	Insurance Policies; Insurance Claims
Schedule 4.19	Bank Accounts; Powers of Attorney
Schedule 4.20	Related Party Transactions
Schedule 4.21	Brokers’ Fees
Schedule 6.1(m)	Allocation Schedule
Schedule 6.7	Authorization Policy

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

Accounting Firm	9	Customer Security Policies	38
Adjustment Escrow Account	A-1	Data Protection Laws	A-3
Adjustment Escrow Amount	A-1	delivered	A-5
Affiliate	A-1	Disclosure Schedule	13
Agreement	1	Disputed Items	9
Allocation Schedule	48	Earnout Dispute Notice	9
Applicable Accounting Standards	3	Earnout Maximum	8
ATL Dispute Notice	47	Earnout Payments	8
ATL Schedule	46	Earnout Period	7
Audited Net Working Capital	5	Earnout Statement	8
Authorization Policy	52	EBITDA Condition	7
Basket	54	Employee Benefit Plans	24
Business Day	A-1	Employment Agreements	11
Business Plan	10	Entity	A-3
Business Security Policies	38	Environmental Laws	A-3
Cap	54	ERISA	A-3
Capital Stock	A-1	ERISA Affiliate	A-3
CARES Act	A-1	Escrow Accounts	A-3
Cares Funds	17	Escrow Agent	4
Cash	3	Escrow Agreement	4
Cash Flow Condition	7	Escrow Amounts	A-4
Charter Documents	A-1	Excluded Costs	8
Claim	A-1	Family	A-8
Claim Notice	56	Financial Statements	16
Closing	11	Fundamental Representations	A-4
Closing Date	11	furnished	A-5
Closing Purchase Price	2	GAAP	A-4
Code	A-1	Governmental Entity	A-4
Common Stock	A-1	Hazardous Material	A-4
Company	1	Indemnification Escrow Account	A-4
Company Shares	1	Indemnification Escrow Amount	A-4
Company Stock	1	Indemnifying Party	56
Company’s IP	A-2	Indemnitees	A-4
Company’s IP Contracts	A-2	Initial Purchase Price	2
Company’s IP Rights	A-2	Intellectual Property	A-4
Company’s Patents	A-2	Intellectual Property Rights	A-5
Company’s Products	A-2	IRS	25
Company’s Registered IP	A-3	Joint Product	8
Company’s Software	A-3	Joint Product Earnout Payment	8
Company’s Trademark	A-3	Key Persons	A-5
Confidential Information	48	Knowledge of the Company	A-5
Continuing Employee	51	Latest Balance Sheet	17
Contract	A-3	Latest Balance Sheet Date	17
Covered Employee	50	Law	A-5
COVID-19	A-3	Legal Proceeding	A-5

Glossary of Defined Terms

Lien	A-5	Sellers’ Transaction Expenses	A-8
Losses	A-5	Sellers’ Transaction Expenses Certificate	A-9
made available	A-5	Software	A-9
Material Adverse Effect	A-6	Source Code	A-9
Material Contract	A-6	Straddle Period	44
Net Working Capital	3	Straddle Period Tax Return	44
New Auditor Team	6	Subsidiary	A-9
NWC Dispute Notice	6	Target Net Working Capital	3
NWC Disputed Items	6	Tax	A-9
Open Source Code	A-6	Tax Return	A-10
Option	A-6	Taxes	A-9
Order	A-6	Taxing Authority	A-10
Ordinary Course of Business	A-6	Third-Party	A-10
Outstanding Debt	A-6	Third-Party Claim	56
Parties	1	Trademark	A-10
Party	1	Transaction Documents	A-10
Paying Agent	A-7	Transfer Taxes	45
Paying Agent Agreement	11
Payment Percentages	4
Permits	A-7
Permitted Liens	A-7
Person	A-7
Personal Data	A-7
Post-Closing Tax Period	44
Pre-Closing Tax Period	44
Privacy Incident	39
Privacy Policies	39
Purchase Price	2
Purchaser	1
Purchaser Indemnitees	A-7
Purchaser Plan	52
Real Property	30
Registered IP	A-7
Related Person	A-7
Release	A-8
Release Date	5
Released Parties	51
Representative Loss	62
Representatives	A-8
Responsible Officer	A-8
Restricted Period	49
Revenue Condition	7
Revenues Amounts	10
Revenues Earnout Conditions	8
Revenues Earnout Payment	7
Section 338(h)(10) Consideration	48
Section 338(h)(10) Election	46
Sellers	1
Sellers’ Expense Fund	4
Sellers’ Indemnitees	A-8
Sellers’ Representatives	1

Glossary of Defined Terms

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2024, is by and among Valens Semiconductor, Inc., a Delaware corporation (“Purchaser”); Acroname INC., a Colorado corporation (the “Company”); each of the shareholders of the Company as set forth on Annex I (“Sellers”); and [***] solely in their capacity as the representatives of Sellers (the “Sellers’ Representatives”). Each of Purchaser, the Company, Sellers and the Sellers’ Representatives is individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, immediately prior to the Closing, Sellers collectively own, beneficially and of record, 100% of the issued and outstanding shares of Common Stock of the Company (“Company Stock”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to sell the Company Stock to Purchaser, and Purchaser desires to purchase the Company Stock from Sellers as described below;

WHEREAS, at the Closing, upon the terms and subject to the conditions set forth herein, Sellers will sell, and Purchaser will purchase, the number of shares of Company Stock set forth opposite each Seller’s name on Annex I (such shares, the “Company Shares”), which Company Shares include all of the issued and outstanding shares of Company Stock; and

WHEREAS, at Closing, the Company Shares represent 100% of all of the issued and outstanding shares of Company Stock as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS

1.1 Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. The Glossary of Defined Terms, which follows the Table of Contents, sets forth the location in this Agreement of the definition for each capitalized term used herein.

1.2 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) All article, section, subsection, schedule, and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (i) the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate, (ii) the words “includes” or “including” means “including without limitation,” (iii) the word “or” is not exclusive, (iv) the words “hereof,” “herein,” “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which such words appear and (v) the words “as amended” mean “as amended from time to time.” All references to Dollars or “$” are to United States dollars. Unless otherwise specified, all references to “days” are to calendar days.

Article II
PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall transfer, assign, and sell 100% of the issued and outstanding shares of Company Stock to Purchaser, as set forth on Annex I hereto, free and clear of any and all Liens, in exchange for the Purchase Price, as defined in Section 2.2 below.

2.2 Purchase Price; Net Working Capital Adjustment. As consideration for the sale of the Company Shares the purchase price shall equal (i) the sum of (A) Seven Million, Eight Hundred Thousand Dollars ($7,800,000) and (B) the amount of Cash as of the effective time of Closing on the Closing Date (together, the “Initial Purchase Price”), which amount shall be payable at Closing as set forth in Section 2.3 below; provided, however, that the Initial Purchase Price shall be subject to adjustment at Closing for the Net Working Capital in the manner set forth below (such adjusted amount, the “Closing Purchase Price”), and (ii) the Earnout Payments, if any (together, the “Purchase Price”).

(a) The Initial Purchase Price shall be (i) increased by the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital, or (ii) decreased by the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital.

(b) As used herein, the following terms shall have the following meanings:

(i) “Applicable Accounting Standards” means GAAP, as modified by the accounting methodologies, standards, policies and procedures set forth on Exhibit B.

(ii) “Cash” means all cash and cash equivalents of the Company, as determined in accordance with GAAP, net of the amount necessary to cover all checks, money orders, or similar instruments of or issued by the Company or in transit (including ACH wires in transit) but not yet cleared.

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(iii) “Net Working Capital” means an amount equal to (x) the specific line items of current assets of the Company set forth on Exhibit B, less (y) Cash (but only to the extent included in the calculation of the Initial Purchase Price), less (z) the specific line items of current liabilities of the Company set forth on Exhibit B, determined in accordance with the Applicable Accounting Standards, in each case, determined as of the effective time of Closing on the Closing Date and in accordance with Exhibit B.

(iv) “Target Net Working Capital” means $2,431,828.

(c)   Prior to the Closing Date, the Parties have mutually agreed on the Net Working Capital as set forth on Exhibit B. For purposes of the Closing, the Parties have agreed to adjust the Initial Purchase Price (i) to the extent that the Net Working Capital is either higher than the Target Net Working Capital or lower than the Target Net Working Capital as set forth on the Flow of Funds. The calculation of such adjustment to the Initial Purchase Price shall be made in the manner set forth on Exhibit B.

2.3 Payments at Closing.

(a) The Initial Purchase Price (with an adjustment for the Net Working Capital in accordance with Section 2.2) shall be payable on the Closing Date in the amounts and to the Persons named below and as set forth on the Flow of Funds:

(i) Purchaser is delivering the Escrow Amounts to an account or accounts designated by the Escrow Agent, which shall be held, safeguarded and released pursuant to the terms of Section 2.4;

(ii) Purchaser is paying the estimated Sellers’ Transaction Expenses that remain unpaid as of the Closing in accordance with the Sellers’ Transaction Expenses Certificate, including any and all investment banking fees, finder’s fees, brokerage payments, success fees, or other like payments in connection with the origination, negotiation, or consummation of the transactions contemplated herein whether they apply to the Company or the Sellers;

(iii) Purchaser is paying the Outstanding Debt, in accordance with payoff letters for the amounts payable on the Closing Date;

(iv) Purchaser is paying $50,000 into an account designated by the Sellers’ Representatives (the “Sellers’ Expense Fund”) in accordance with the Flow of Funds and for the purposes set forth in Section 2.7; and

(v) Purchaser is paying the remaining Closing Purchase Price to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages (as defined below)).

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(b) After the Closing, all payments from the Escrow Amounts that are paid to Sellers pursuant to this Agreement shall be made to the Paying Agent to be paid to Sellers in accordance with the percentages set forth opposite their respective names on Annex I and specified on the Flow of Funds under the column titled “Payment Percentages” (the “Payment Percentages”), unless otherwise determined by the Sellers’ Representatives to be delivered into the Sellers’ Expense Fund, for the purposes set forth in Section 2.7. All payments to Sellers shall be made pursuant to wire transfer instructions provided to Purchaser and the Paying Agent by the Sellers’ Representatives.

(c) Purchaser shall have no further obligations with respect to amounts paid by it hereunder (including as to the allocation thereof by or among Sellers) once any such payments are made by Purchaser in accordance with the Flow of Funds. The Parties agree that Purchaser shall be entitled to rely on the Flow of Funds in making all payments under this Agreement, and Purchaser shall not be responsible for the calculations or the determinations regarding such calculations in the Flow of Funds, or any agreed changes to the allocations among Sellers.

2.4 Escrow Amount.

(a) At the Closing, Purchaser shall deposit the Adjustment Escrow Amount and Indemnification Escrow Amount in an escrow account with PNC Bank, National Association (“Escrow Agent”), pursuant to an escrow agreement (the “Escrow Agreement”) to be mutually agreed upon by the Parties.

(b) The Escrow Agreement shall require the Escrow Agent to hold the funds in the Escrow Accounts and make disbursements therefrom in accordance with the terms of this Section 2.4 and the Escrow Agreement.

(c) The Escrow Amounts in the Escrow Accounts shall be treated for Tax purposes as owned by Sellers unless and until disbursed to Purchaser in accordance with the Escrow Agreement, and any interest or other income thereon will be treated as income of Sellers. All fees and expenses associated with the Escrow Agreement shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser, and shall be pre-paid by Sellers and Purchaser on the Closing Date. The Escrow Agent shall hold the Escrow Amounts and make disbursements therefrom in accordance with the terms of this Section 2.4 and the Escrow Agreement.

(d) The Adjustment Escrow Account shall be utilized and paid out to the Parties in accordance with Section 2.5. The Indemnification Escrow Account shall be utilized with respect to the payment of any Losses arising from the indemnity obligations of the Sellers pursuant to Article VII of this Agreement, for which Purchaser may submit indemnification claim(s) to the Sellers’ Representatives from time to time for payment from the Indemnification Escrow Account. The Escrow Agent shall release funds from the Escrow Accounts only upon the receipt of (i) joint written instructions executed by the Sellers’ Representatives and Purchaser directing funds to be distributed to Purchaser, by the Sellers’ Representatives (on behalf of Sellers) or any other identified party, or (ii) a written order from an arbitrator or court of competent jurisdiction with directions to disburse such funds to the parties indicated in such order.

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(e) On the second business day after the date that is twenty-four (24) months after the Closing Date (the “Release Date”), the Escrow Agent shall be instructed by the Parties to release to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages) the balance of the Indemnification Escrow Account, LESS the amount attributable to any pending but unresolved claims under Article VII (with any amounts attributable to such unresolved claims to be distributed to the proper Party once resolved or settled).

2.5 Net Working Capital Adjustment. Within forty-five (45) days following the Closing, Purchaser shall deliver to the Sellers’ Representatives an audited statement setting forth the Company’s Net Working Capital as of the close of business on the Closing Date (the “Audited Net Working Capital”). Within five (5) Business Days of the delivery of the Audited Net Working Capital:

(a) if the Audited Net Working Capital exceeds the Net Working Capital by at least 5% of the Audited Net Working Capital, then (X) Purchaser shall pay to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages) an amount equal to the amount by which the Audited Net Working Capital exceeds the Net Working Capital, and (Y) the Parties shall direct the Escrow Agent to pay to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages) the balance of the amount in the Adjustment Escrow Account;

(b) if the Net Working Capital exceeds the Audited Net Working Capital by at least 5% of the Audited Net Working Capital, then (X) the Parties shall direct the Escrow Agent to pay to Purchaser an amount equal to the amount by which the Net Working Capital exceeds the Audited Net Working Capital from the Adjustment Escrow Account, and (Y) the Parties shall direct the Escrow Agent to pay the balance (if any) of the Adjustment Escrow Account to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages); provided, however, that if such excess amount exceeds the funds in the Adjustment Escrow Account, then Purchaser shall be entitled, in its sole discretion, to either (i) set off such excess amount from any amounts otherwise payable to Sellers by Purchaser under any Transaction Document (including any Earnout Payments), or (ii) be paid such excess amount from the Indemnification Escrow Account, and the Sellers’ Representatives (on behalf of Sellers, in accordance with their respective Payment Percentages) shall promptly reimburse such amount to the Indemnification Escrow Account; and

(c) if the discrepancy (if any) between the Net Working Capital and the Audited Net Working Capital is less than or equal to 5% of the Audited Net Working Capital in either direction, then the Parties shall direct the Escrow Agent to pay to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages) the balance of the amount in the Adjustment Escrow Account.

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(d) If the Sellers Representatives dispute the accuracy of any items contained in the Audited Net Working Capital, the Sellers’ Representatives shall give written notice to Purchaser within five (5) Business Days of the Purchaser’s delivery of the Audited Net Working Capital, including in such notice the reasons for such dispute and providing as much specificity with regard to any disputed items in the Audited Net Working Capital (the “NWC Dispute Notice”). During the seven (7) calendar day period following delivery of the NWC Dispute Notice, the parties shall work together in good faith to resolve any such disagreements. If the Sellers’ Representatives and Purchaser are unable to resolve all of their disagreements in accordance with the above procedures, the Sellers’ Representatives may request in writing within five (5) Business Days of the Sellers’ Representatives’ delivery of the NWC Dispute Notice that Purchaser engage another a team from the same auditor that provided the Audited Net Working Capital (the “New Auditor Team”) to review the Audited Net Working Capital. The Sellers’ Representatives and Purchaser shall mutually prepare a list of the items that remain in dispute (the “NWC Disputed Items”) to be provided to the New Auditor Team, and the New Auditor Team shall limit its review to the NWC Disputed Items, and correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Standards. Purchaser and the Sellers’ Representatives shall instruct the New Auditor Team to deliver its written determination to Purchaser and the Sellers’ Representatives no later than thirty (30) days after the remaining differences underlying the NWC Dispute Notice are referred to the New Auditor Team. The submission of the NWC Disputed Items to the New Auditor Team shall be the exclusive remedy for resolving disputes relating to the determination of the Audited Net Working Capital. The New Auditor Team’s determination shall be final and binding upon Purchaser, the Sellers’ Representatives, and Sellers. The New Auditor Team’s documented fees and expenses shall be borne completely by the Sellers’ Representatives (on behalf of Sellers) unless the written determination of the New Auditor Team results in additional payment to the Paying Agent (on behalf of Sellers) pursuant to Section 2.5(a), (b) or (c) above beyond that which would have been payable pursuant to the original statement of Audited Net Working Capital, in which event the New Auditor Team’s documented fees and expenses shall be borne completely by Purchaser.

Any amounts paid pursuant to the provisions of this Section 2.5 shall be deemed to be and treated as an adjustment to the Purchase Price for all purposes.

2.6 Withholding and Payroll Taxes. Any payments hereunder from Purchaser to Sellers for the Company Shares shall be made free and clear of, and without deduction or withholding, except to the extent required by applicable Law. If Purchaser believes that withholding is required with regard to any amounts payable to the Sellers, Purchaser shall notify the Sellers’ Representatives of the estimated amounts that Purchaser intends to withhold from any payments hereunder and provide the Sellers’ Representatives with reasonable support for the basis on which the Purchaser intends to withhold under applicable Laws. The Parties shall cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate any potential withholdings that Purchaser may believe it is required to make under applicable Law.

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2.7 Sellers’ Expense Fund. The Sellers’ Expense Fund shall be used (a) to fund any expenses incurred by the Sellers’ Representatives in the performance of their duties and obligations hereunder or (b) to pay any indemnification claims of Purchaser under Article VII as agreed to by the Sellers’ Representatives. The Sellers’ Representatives may be reimbursed expenses from any consideration otherwise distributable to Sellers. The Sellers’ Expense Fund will be held by the Sellers’ Representatives until such time as the Sellers’ Representatives determine, in their sole discretion, that Sellers shall have no further expenses to be incurred in connection with the transactions contemplated by this Agreement. Any portion of the Sellers’ Expense Fund remaining after such time shall be paid by the Sellers’ Representatives to Sellers in accordance with the Payment Percentages.

2.8 Earnout.

(a) As part of the consideration for the sale of the Company Shares and the Sellers’ obligations hereunder, Purchaser shall pay to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages), if applicable, the Revenues Earnout Payment and the Joint Product Earnout Payment, as defined herein.

(b) Purchaser shall pay to the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages) with respect to the period starting on the day immediately following the Closing Date and ending on December 31, 2025 (the “Earnout Period”) an amount, if any (the “Revenues Earnout Payment”), equal to the Revenues Amount for the Earnout Period multiplied by 0.19. For the avoidance of doubt, Purchaser’s obligation to pay the Revenues Earnout Payment shall be subject to the Revenues Earnout Conditions and the Earnout Maximum.

(c) Notwithstanding any other provision of this Agreement, the Revenues Earnout Payment shall only be due and payable if (A) both (i) the Revenues Amount for the calendar year 2024 exceeds the Revenues Amount for the calendar year 2023, and (ii) the Revenues Amount for the calendar year 2025 exceeds the Revenues Amount for the calendar year 2024 (the “Revenue Condition”); (B) both (i) the EBITDA of the Company in calendar year 2024 is equal to a positive amount and (ii) the EBITDA of the Company in calendar year 2025 is equal to a positive amount (in each case as determined in accordance with GAAP pursuant to audited financial statements of the Company) (the “EBITDA Condition”); and (C) both (i) the cash flow of the Company in calendar year 2024 is equal to a positive amount and (ii) the cash flow of the Company in calendar year 2025 is equal to a positive amount (in each case as determined in accordance with GAAP pursuant to audited financial statements of the Company) (the “Cash Flow Condition”, and together with the Revenue Condition and the Cash Flow Condition, the “Revenues Earnout Conditions”). The Parties acknowledge that certain costs as set forth on Exhibit D (the “Excluded Costs”) may be incurred by the Company as a result of the Company becoming a subsidiary of a public company pursuant to the transactions contemplated by this Agreement. The Excluded Costs, to the extent applicable in the Purchaser’s reasonable discretion, will be excluded from (x) the calculation of the Company’s EBITDA for purposes of the EBITDA Condition and (y) the calculation of the Company’s cash flow for purposes of the Cash Flow Condition.

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(d) If the Company and Purchaser mutually develop and release a product that meets the requirements as set forth in Exhibit E (the “Joint Product”) and the sales of such Joint Product equal or exceed [***] total units by June 30, 2026, Purchaser shall pay the Paying Agent (on behalf of Sellers, in accordance with their respective Payment Percentages) an amount equal to $1,500,000 (the “Joint Product Earnout Payment”, and together with the Revenues Earnout Payment, the “Earnout Payments”), subject to the Earnout Maximum. For the avoidance of doubt, a “sale” or “sales” for purposes of this Section 2.8(d) shall mean the sale and shipment of the applicable units to a bona fide third party customer in accordance with the Company’s current practices as of the date hereof.

(e) Notwithstanding any other provision in this Agreement, the total amount of all Earnout Payments shall in no event exceed $7,200,000 (the “Earnout Maximum”).

(f) By no later than March 1, 2026 Purchaser shall deliver to the Sellers’ Representatives a statement of the Revenues Amount, together with a statement and calculation of the Revenues Earnout Payment, if any, due for such calculation period (the “Earnout Statement”). Purchaser shall pay the undisputed portion of the Revenues Earnout Payment, if any, for the Earnout Period by no later than March 16, 2026.

(g) As promptly as practicable, but in no event later than fourteen (14) calendar days after receipt of the Earnout Statement, the Sellers’ Representatives shall notify Purchaser in writing whether they accept or dispute the accuracy of the items contained in the Earnout Statement. During such fourteen (14) day period, Sellers shall be provided with such access, during normal business hours and upon reasonable advance notice, to the books and records used in preparing the calculations in the Earnout Statement as they may reasonably request to respond to the Earnout Statement. If the Sellers’ Representatives accept the Earnout Statement or if the Sellers’ Representatives fail within such fourteen (14) day period to notify Purchaser of any dispute with respect thereto, the Earnout Payment set forth in the applicable Earnout Statement shall be deemed final.

(h) If Sellers dispute the accuracy of any items contained in the Earnout Statement, the Sellers’ Representatives shall give written notice to Purchaser no later than fourteen (14) calendar days following its receipt thereof (the “Earnout Dispute Notice”), which Earnout Dispute Notice shall specify the reasons for such disagreement, the amounts of any adjustments that are necessary in the Sellers’ Representatives’ judgment for the computations in the Earnout Statement to conform to the requirements of this Agreement, and the basis for the Sellers’ Representatives’ suggested adjustments. During the fourteen (14) calendar day period following delivery of the Earnout Dispute Notice, the parties shall work together in good faith to resolve any such disagreements. During such fourteen (14) day period, Purchaser and the Sellers’ Representatives shall be provided with such access to the books and records of the other party as such party may reasonably request to negotiate and resolve the items set forth in the Earnout Dispute Notice. If the parties are able to resolve their differences over the disputed items in accordance with the foregoing procedure, the Earnout Payment shall be the amount agreed upon by them.

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(i) If the Sellers’ Representatives and Purchaser are unable to resolve all of their disagreements in accordance with the above procedures, the parties shall mutually prepare a list of the items that remain in dispute (the “Disputed Items”) and shall engage for the purpose of resolving such Disputed Items any “big four” accounting firm that is independent with respect to the Parties or, if all such firms are unable or unwilling to perform services under this Section 2.8(i) or if Purchaser and the Sellers’ Representatives otherwise agree, such other independent accounting firm of regional standing as is mutually agreed to by Purchaser and the Sellers’ Representative (the “Accounting Firm”). Purchaser and the Sellers’ Representatives shall each present in writing to the Accounting Firm (i) a proposed resolution of each Disputed Item (on an item-by-item basis) and (ii) any materials it wishes to present to justify its proposed resolution. The Accounting Firm, acting as experts and not as arbitrators, shall determine, only with respect to the remaining Disputed Items so submitted, whether and to what extent, if any, the Earnout Payment set forth in the Earnout Statement requires adjustment.

(j) The scope of the disputes to be resolved by the Accounting Firm under this Section 2.8 shall be limited to the Disputed Items, and correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Standards. Purchaser and the Sellers’ Representatives shall instruct the Accounting Firm to deliver its written determination to Purchaser and the Sellers’ Representatives no later than forty-five (45) days after the remaining differences underlying the Earnout Dispute Notice are referred to the Accounting Firm. The Accounting Firm’s decision for each item of disagreement must be within the range of values assigned to each such item in the applicable Earnout Statement and Earnout Dispute Notice, respectively. The Accounting Firm may adopt Purchaser’s resolution of some items and the Sellers’ Representatives’ resolution of other items or may adopt an alternative resolution within such range of values if it deems such alternative resolution to be the most fair and equitable solution as contemplated by this Agreement. The submission of the Disputed Items to the Accounting Firm shall be the exclusive remedy for resolving disputes relating to the determination of the Earnout Payments. The Accounting Firm’s determination shall be final and binding upon Purchaser, the Sellers’ Representatives, and Sellers.

(k) The Accounting Firm’s documented fees and expenses shall be borne equally by the Sellers’ Representatives (on behalf of Sellers) and Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. Purchaser and the Sellers’ Representatives shall make readily available to the Accounting Firm all relevant books and records and any other information of their accountants (to the extent permitted by such accountants) relating to the Earnout Statement and the Earnout Dispute Notice and all other items reasonably requested by the Accounting Firm in connection therewith.

(l) Sellers’ contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in Purchaser.

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(m) Sellers acknowledge and agree that (i) there is no assurance that Sellers will receive any Earnout Payment, and Purchaser has not promised or projected any specific amount of any Earnout Payment, if any, (ii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship, and (iii) upon the Closing of the transactions contemplated by this Agreement, Purchaser shall have the right to operate the Company in a manner that Purchaser deems appropriate in its sole discretion and that Purchaser has no obligation or duty to operate the Company in order to achieve or maximize the amount of any Earnout Payments. Notwithstanding the foregoing, during the Earnout Period, Purchaser shall not sell any non-extending multi-port USB hub or USB multiplexing products; and shall not take any actions in bad faith with the primary intent of avoiding or reducing any Earnout Payment.

(n) Sellers hereby acknowledge and agree that Purchaser and its Affiliates make no representation or warranty, either express or implied, that the Company will be able to achieve any financial result. Nothing in this Agreement shall limit or restrict the right of Purchaser or its Affiliates from commercializing any product or engaging in any business or other activity.

(o) The term “Revenues Amount” means, for any period, the revenues of the Company determined in accordance with GAAP pursuant to audited financial statements, provided, however, that for purposes of the foregoing calculations gains or losses resulting from the sale or other disposition of assets not in the ordinary course shall be excluded.

2.9 Business Plan. The Parties acknowledge that, in order to reflect their intent as to how the Business will operate moving forward, the current plan of the Business following Closing is as set forth on Exhibit F (the “Business Plan”). For the avoidance of doubt, the Parties agree that the Business Plan is for informational purposes only, may change over time and is completely non-binding. The Business will be conducted pursuant to the bylaws of the Company as are in effect at any given time.

Article III
CLOSING AND CLOSING DELIVERIES

3.1 Closing. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement (the “Closing”), shall occur on the date hereof (the “Closing Date”), with the effective time of the Closing for accounting, Tax and any other purposes described herein as occurring or relating to the Closing or the Closing Date (other than representations) to be at 11:59 p.m. on the Closing Date. The Closing shall be effected through the delivery, by written or verbal notice of the release thereof, of all signed signature pages, documents and other items required hereunder, which are being delivered remotely via electronic exchange of such signature pages, documents and other items on the Closing Date hereof between and among the Parties or their respective legal counsel.

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3.2 Deliveries at Closing.

(a) By Sellers. At the Closing, Sellers or the Sellers’ Representatives shall execute and deliver, as applicable, or cause to be executed and delivered, to Purchaser the following documents, where the execution or delivery of documents is contemplated, and shall take or cause to be taken the following actions, where the taking of action is contemplated (unless waived, in writing, by Purchaser):

(i) stock powers with respect to all the Company Shares, duly executed and delivered by the Sellers;

(ii) the Escrow Agreement, executed and delivered by the Sellers’ Representatives;

(iii) payoff letters for the amounts payable on the Closing Date to pay all of the Outstanding Debt;

(iv) evidence of the cancellation of all Options, along with a waiver of all rights and claims related to the Options by the holders of all Options, in form and substance reasonably acceptable to Purchaser;

(v) employment agreements (the “Employment Agreements”) by and among the Company and each of [***], in each case commencing the date after the Closing Date;

(vi) the Latest Balance Sheet of the Company in form and substance reasonably acceptable to Purchaser;

(vii) the Sellers’ Transaction Expenses Certificate, executed by the Sellers’ Representatives;

(viii) completed copies of IRS Form 8023, duly executed by all Sellers;

(ix) all notices, consents, approvals and waivers that are listed on Schedule 4.4, in each case, in form and substance reasonably satisfactory to Purchaser, and no such notice, consent, approval and waiver shall have been revoked;

(x) letters of resignation, effective as of the Closing Date, of each of the directors of the Company (solely as a director of the Company, and not as an employee or contractor of the Company);

(xi) a certificate of a Responsible Officer of the Company, dated the Closing Date, certifying as to: (A) the Charter Documents of the Company; (B) duly adopted resolutions of the board of directors of the Company authorizing the execution of each Transaction Document to which the Company is a party and the consummation of the transactions contemplated hereunder and thereunder; and (C) the incumbency and specimen signature of each Responsible Officer of the Company executing this Agreement, and the other Transaction Documents to which the Company is a party;

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(xii) certificates of existence and good standing (or equivalent thereof) for the Company issued by the Secretary of State (or equivalent thereof) in the jurisdiction of incorporation or organization, and the Secretary of State (or equivalent thereof) of any state, province or jurisdiction in which the Company is qualified to do business as a foreign Entity, as of a date not more than ten (10) days prior to the Closing Date;

(xiii) (A) an IRS Form W-9 for each Seller who is a U.S. citizen or otherwise resides in the U.S. and has a U.S. taxpayer identification number (Social Security Number or Employer Identification Number), and (B) an IRS W-8BEN for each Seller who is a foreign person;

(xiv) a certificate certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)), executed and delivered by the Company;

(xv) each of the other Transaction Documents to which Sellers are parties, in each case, duly executed by Sellers; and

(xvi) such other documents, resolutions, certificates, and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Documents and to comply with the terms hereof and thereof.

(b) By Purchaser. At the Closing, Purchaser shall execute and deliver, as applicable, or cause to be executed and delivered to Sellers or the Sellers’ Representatives, as applicable, the following documents or funds, where the execution or delivery of documents or funds is contemplated, and shall take or cause to be taken the following actions, where the taking of action is contemplated (unless waived in writing by the Sellers’ Representatives):

(i) the payment of the Closing Purchase Price in accordance with Section 2.3;

(ii) the Escrow Agreement, executed and delivered by Purchaser and the Escrow Agent;

(iii) the Paying Agent Agreement, executed and delivered by Purchaser and the Paying Agent;

(iv) a certificate of a Responsible Officer of Purchaser, dated the Closing Date, certifying as to: (A) the duly adopted resolutions of the board of directors of Purchaser authorizing the execution of each Transaction Document to which Purchaser is a party and the consummation of the transactions hereunder and thereunder; and (B) the incumbency and specimen signature of each Responsible Officer of Purchaser executing this Agreement, and the other Transaction Documents to which Purchaser is a party;

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(v) each of the other Transaction Documents to which Purchaser is a party, in each case, duly executed by Purchaser; and

(vi) such other documents, resolutions, certificates and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Documents and to comply with the terms hereof and thereof.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Each Seller, severally and not jointly, and the Company hereby represent and warrant to Purchaser that, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by the Company to Purchaser (the “Disclosure Schedule”), the statements contained in this Article IV are true and correct as of the Closing Date (unless a representation or warranty is made as of a specific earlier date, in which case, as of such earlier date):

4.1 Organization and Authority of Sellers.

(a) Such Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Such Seller, if it is an Entity, is incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite corporate or organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to prohibit or restrain the ability of such Seller to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and any other Transaction Document by Sellers to which such Seller is a party, the performance by such Seller of such Seller’s obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite and necessary actions on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution, and delivery by the other Parties) this Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller, enforceable against him or it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

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4.2 Organization, Authority, and Qualification of the Company. The Company is a company duly organized, validly existing, and in good standing under the laws of its state of incorporation and has full company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by the Company and to carry on the Company’s business as it has been and is currently conducted. Schedule 4.2 sets forth each jurisdiction in which the Company is qualified to do business, and the Company is duly qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by the Company or the operation of the Company’s business as currently conducted makes such licensing or qualification necessary. Schedule 4.2 sets forth a list of all of the directors and officers of the Company. The Charter Documents of the Company are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of the Company’s Charter Documents. All actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized. The Company has made available to Purchaser true and correct copies of the Company’s Charter Documents, the meeting minutes, and written consents of the directors and shareholders of the Company. The minute books and stock record books of the Company have been maintained in accordance with reasonable business practices and applicable Laws.

4.3 Capitalization.

(a) Schedule 4.3 sets forth (i) the authorized shares of Common Stock of the Company; (ii) the number of shares of Common Stock of the Company, which are held beneficially and of record by Sellers; and (iii) the shares of Common Stock of the Company held of record by each Seller.

(b) All issued and outstanding shares of Company Stock are owned beneficially and of record by Sellers, free and clear of any Liens, and constitute 100% of the issued and outstanding Common Stock of the Company. All of the shares of Company Stock have been duly authorized, and are validly issued, and are fully paid and non-assessable.

(c) Immediately upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the issued and outstanding shares of Common Stock of the Company.

(d) The Company’s Common Stock was issued in compliance with all applicable Laws, and was not issued in violation of the Charter Documents of the Company, as applicable, or any other agreement, arrangement, or commitment to which Sellers or the Company are a party. Except as set forth on Schedule 4.3, the Company’s Common Stock is not subject to any preemptive or similar rights of any Person granted by Sellers or the Company, and there are no voting trusts, proxies, or other agreements or understandings in effect to which any of the Sellers is a party with respect to the voting or transfer of any of the Company’s Common Stock.

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(e) Except as set forth on Schedule 4.3, immediately prior to the Closing, there are no outstanding or currently authorized Options, warrants, convertible securities, or other similar rights, agreements, arrangements, or commitments relating to the Company obligating the issue or sale of any of the Company’s Common Stock, or any interest therein.

(f) The Company does not have, and has not ever had, (i) any Subsidiaries or (ii) any interest in any Capital Stock in any other Person.

(g) Except as set forth on Schedule 4.3, each Seller is the record and beneficial owner and holder of all of the issued and outstanding shares of Company Stock set forth opposite such Seller’s name on Annex I, and has good and marketable title to such shares of Company Stock, free and clear of all Liens.

(h) Immediately following the Closing:

(i) Purchaser will be the record and beneficial owner of the Company Shares sold to Purchaser by each Seller set forth opposite each Seller’s name on Annex I, and will have good and marketable title to the Company Shares sold to Purchaser by each Seller set forth opposite each Seller’s name on Annex I, free and clear of all Liens, except for any Liens caused by Purchaser;

(ii) the Company Shares sold to Purchaser at the Closing will constitute 100% of the issued and outstanding shares of Company Stock.

(i) Prior to the Closing, there is no Contract pursuant to which any Seller has, directly or indirectly, granted any option, warrant, or other right to any Person to acquire the Company Stock (except pursuant to this Agreement).

4.4 No Violations; Consents.

(a) Except as set forth on Schedule 4.4, the execution, delivery, and performance of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or result in a violation or breach of, or a default under, any provision of the Charter Documents of the Company;

(ii) conflict with or result in a violation or breach of any provision of any Law or governmental Order applicable to the Company;

(iii) require the consent of, notice to, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Material Contract or any Permit material to the Company’s business; or

(iv) result in the creation or imposition of any Liens other than Permitted Liens on any properties or assets of the Company.

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(b) The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of any provision of any Law or governmental Order applicable to such Seller.

4.5 Financial Statements and Other Financial Matters.

(a) The Company has delivered to Purchaser true and complete copies of the following (collectively, the “Financial Statements”), each of which are attached to Schedule 4.5(a):

(i) the unaudited balance sheet of the Company as of December 31, 2022, and unaudited consolidated income statement and statement of cash flows of the Company for the fiscal year then ended;

(ii) the unaudited consolidated balance sheet of the Company as of December 31, 2023, and unaudited consolidated income statement and statement of cash flows of the Company for the fiscal year then ended; and

(iii) the unaudited consolidated balance sheet of the Company (the “Latest Balance Sheet”) as of two (2) weeks prior to the Closing Date (the “Latest Balance Sheet Date”), and the related unaudited consolidated statement of income of the Company for the year-to-date period then ended.

(b) The Financial Statements have been prepared in accordance with the Applicable Accounting Standards, in each case on a consistent basis throughout the periods indicated. The Financial Statements were prepared from, and are consistent with, the books and records of the Company, and present fairly the financial condition and results of operations of the Company as of the dates thereof and the periods then ended.

(c) Except as set forth on Schedule 4.5(c), the Company does not have Outstanding Debt. Except to the extent reflected in the Latest Balance Sheet, the Company does not have, as of the Closing Date, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including tax liabilities, whether incurred in respect to or measured by the Company’s income for any period prior to the Closing Date, or arising out of transactions entered into, or any set of facts existing prior thereto, other than those liabilities that have been incurred by the Company in the Ordinary Course of Business since the Latest Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Except as set forth on Schedule 4.5(c), the Company is not a guarantor or otherwise liable for any liability or obligation of any other Person.

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(d) Schedule 4.5(d) sets forth a complete list of the accounts receivable of the Company, as of the Latest Balance Sheet Date and as updated as of two Business Days prior to the Closing Date, together with an aging listing in thirty, sixty, ninety, and “ninety-plus” day aging categories and which includes the identity of each obligor thereof. All accounts receivable of the Company represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. None of the accounts receivable are subject to any contest, claim, defense, or right of setoff.

(e) The Company owns all of the Company’s respective assets free and clear of any Liens except for Permitted Liens. The existing assets, properties, and rights of the Company constitutes all of the material assets, properties and rights needed to operate the Company’s business as currently conducted (subject to ordinary repair, maintenance, and replacement in the Ordinary Course of Business).

(f) Schedule 4.5(f) sets forth (by tax identification number) all CARES Act stimulus fund programs or other programs related to COVID-19 in which the Company has participated or is participating and the amount thereof (the “Cares Funds”). The Company was eligible for any such CARES Funds as of the date of its application and receipt and has complied and shall comply with all terms and conditions relating to receipt and use of such CARES Funds. The Company has maintained accounting records associated with the CARES Funds in compliance with all of the terms and conditions of such programs, applicable “Relief Fund Payment Terms and Conditions” (as defined in the CARES Act), and related guidance available as of the date hereof. The Company has utilized all such CARES Funds prior to the Closing Date in accordance with applicable Law and the applicable Relief Fund Payment Terms and Conditions. Further, any such CARES Funds that have not been so used are maintained in the bank account(s) of the Company and have not been distributed to or any other Person, or otherwise utilized or expended. The Company has made available to Purchaser complete and correct copies of all applications (including any forgiveness applications), documents, and related records prepared by or on behalf of any of the Company relating to the CARES Funds, and all such applications (including any forgiveness applications), documents, and records, including all representations, warranties, information, certifications, authorizations, and question responses provided therein: (i) were made in good faith; (ii) were true, correct, and complete in all respects when made; (iii) are true, correct, and complete in all respects; and (iv) otherwise completed in accordance with the CARES Act and other applicable Law. The CARES Funds constitute the entirety of indebtedness incurred by the Company under any governmental program. Except for the CARES Funds, the Company has not applied for or received any stimulus funds or any other kind of remuneration in connection with COVID-19 or any issues relating thereto. There is no an audit, investigation, or other inquiry by any Governmental Entity with respect to the application for, or receipt of, the CARES Funds.

(g) All of the Sellers’ Transaction Expenses, including any and all investment banking fees, finder’s fees, brokerage payments, success fees, or other like payments in connection with the origination, negotiation, or consummation of the transactions contemplated herein, whether they apply to the Company or the Sellers, which are unpaid as of Closing are accurately reflected in the Sellers’ Transaction Expenses Certificate.

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4.6 Laws and Permits.

(a) Except as set forth on Schedule 4.6(a), the Company is in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.6(a), the Company has not received written notice of any violation of any Law, and the Company is not in default with respect to any Order or award of any court or other Governmental Entity, in each case, applicable to the Company’s assets, properties, or operations or the transactions contemplated hereby.

(b) All of the Company’s Permits are set forth in Schedule 4.6(b). The Company validly holds all Permits necessary or material for the continued ownership, use, and operation of the Company’s business as currently conducted. Such Permits are valid and in full force and effect, and the Company is not in default under, and, to the Knowledge of the Company, no condition exists that with notice or passage of time or both would constitute a default under any such Permit.

(c) The Company does not produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215.

4.7 Environmental Matters.

(a) There are no conditions or circumstances relating to any real property currently or formerly owned or leased by the Company for which the Company is liable for any material damages, fees, or expenses under any Environmental Laws. Except as set forth on Schedule 4.7(a), no Person has been exposed to any Hazardous Materials in connection with the current or former assets or operations of the Company, which exposure is reasonably likely to give rise to any liability to the Company under Environmental Laws.

(b) The Company has furnished or made available to Purchaser true and correct copies of all third-party written environmental assessments, investigations, audit reports, notices, and studies relating to the premises leased by the Company for use in the Company’s business and to which the Company has access.

4.8 Legal Proceedings.

(a) Except as set forth in Schedule 4.8, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its respective officers, directors, or employees (in their capacity as such), or any of the assets of the Company, including any outstanding subpoenas from third parties. The Company is not subject to any Order, and is in material compliance with any outstanding subpoenas from third parties (which shall be listed on Schedule 4.8 with the response due date listed thereon), to the extent responses were required prior to the Closing Date. The Company is not engaged in any Legal Proceedings to recover damages sustained by the Company. There are no actions or proceedings pending against the Company, or, to the Knowledge of the Company, threatened against the Company, in each case, relating to or affecting the transactions contemplated under this Agreement or the validity or enforceability of this Agreement or any of the other Transaction Documents.

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(b) There are no Legal Proceedings pending or, to such Seller’s knowledge after reasonable inquiry, threatened, that challenge the validity or enforceability of such Seller’s obligations under this Agreement and the other Transaction Documents or seek to prevent, delay, or otherwise would reasonably be expected to adversely affect the consummation by such Seller of the transactions contemplated herein or therein.

(c) None of the Key Persons has ever been: (i) convicted of, or indicted for, a felony; (ii) convicted of fraud in a civil or criminal Legal Proceeding (that was not otherwise overturned or expunged); or (iii) the subject of any petition under the federal bankruptcy laws or any state insolvency law, or had a receiver, fiscal agent, or similar officer appointed by a court for any company or business association of which such Person held an officer and/or director position.

4.9 Tax Matters.

(a) (i) The Company has duly and timely filed, on or prior to the due date (after giving effect to any extensions), all Tax Returns required by applicable Law to have been filed with respect to the Company, the Company’s business, or the Company’s assets, and all Taxes shown to be due on such Tax Returns have been timely paid; (ii) all such Tax Returns were true, correct, and complete as of the time of such filing; and (iii) all Taxes owed in respect of the Company and the Company’s assets and business (whether or not shown on any Tax Return) have been or will be timely paid. Copies of all Tax Returns with respect to the Company for the last three years have been furnished or otherwise made available to the Purchaser. Schedule 4.9(a): (A) indicates those Tax Returns (referenced in the immediately preceding sentence) that have been audited by a Governmental Entity and (B) includes a brief annotation as to the outcome of such audit.

(b) Except as set forth on Schedule 4.9(b), no claim has been received in writing by the Company from any Taxing Authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by such jurisdiction or required to file a Tax Return with such jurisdiction, and there is no reasonable basis for any such claim. No Seller or director or officer (or employee responsible for Tax matters) of the Company expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(c) There are no proceedings pending, ongoing, or, to the Knowledge of the Company, threatened, against the Company or any of the Company’s assets and business by any Governmental Entity with respect to Taxes including any Tax audits, administrative, or judicial proceedings, and there is no reasonable basis for any such proceeding. There is no outstanding agreement or waiver made by or on behalf of the Company for the extension of time for any applicable statute of limitations, and the Company has not requested any extension of time in which to file any Tax Return. There is no outstanding agreement extending the time for payment of any Taxes in respect of the Company or the Company’s assets or business.

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(d) The Company has withheld all Taxes required by applicable Law to have been withheld by the Company in connection with any amounts paid to any employee, creditor, independent contractor, shareholder or other third-party, and have timely paid over such amounts to the proper Governmental Entity.

(e) The Company has not been a member of any “affiliated group” (as defined in Section 1504(a) of the Code or any similar provision of state, local, or foreign Law) or of any combined, consolidated, unitary, or similar group, and the Company has no liability for the Taxes of any other Person as a successor, a transferee, by contract, under Treasury Regulation Section 1.1502-6 or any similar provision of federal, state, local, or foreign law, or otherwise. The Company is not and has not been a party to any agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes (other than, in each case, the apportionment of Taxes related to commercial transactions between the Company and the Company’s customers). The Company has not been a member of any Tax partnership or joint venture treated as a Tax partnership at any time.

(f) All assets owned by the Company, other than intangible assets and assets which collectively are immaterial, have been properly listed and described on the property Tax rolls in the jurisdictions in which such listing and description is required by Law for all periods prior to the Closing Date, and no portion of the assets owned by the Company, other than intangible assets and assets which collectively are immaterial, constitutes omitted property for property Tax purposes.

(g) There are no Liens (other than Permitted Liens) on any of the assets of the Company, or on the Common Stock of the Company, that arose in connection with the failure, or alleged failure, to pay any Taxes.

(h) The Company has not engaged in a “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(2) or comparable rules under other Laws.

(i) The Company has collected and timely remitted all sales, use, value added, goods, and services and similar Taxes required to be collected and remitted by Law, and/or have obtained and properly maintained the appropriate exemption certificates to exempt the Company from collecting any such Taxes that would otherwise be due.

(j) The Company has not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local Law that will bind the Company for any taxable period after the Closing. There are no pending or granted requests for rulings or changes in accounting in respect of the Company that will affect the Company or the Company’s assets and business for Tax periods beginning after the Closing Date.

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(k) The Company has not engaged in any transaction, made, or become subject to any Tax election, entered into or become subject to any agreement, applied to change or become subject to any change in any accounting method or timing, or are aware of any effort by any Governmental Entity to impose or require any of the foregoing, that will have the effect of shifting any expenses or deductions to periods ending on or before the Closing Date that are allocable without such actions to periods after the Closing Date or that will have the effect of shifting any income or revenues to periods after the Closing Date that are allocable without such actions to periods ending on or before the Closing Date, for federal, state, local, or foreign Tax purposes.

(l) At all times since January 1, 2015, the Company has been a validly electing S corporation (within the meaning of Sections 1361 and 1362 of the Code) and the Company will be an S corporation up to and including the Closing Date. Neither the Company nor any Seller aware of any basis for the revocation of the Company’s S corporation election, and no Governmental Entity has sent any correspondence to the Company or any Seller questioning the Company’s status as an S corporation.

(m) The Company does not have any potential liability for any Tax under Section 1374 or Section 1375 of the Code, or will be subject to Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. During the past 5 years, the Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(n) No private letter rulings, technical advice memoranda, or similar rulings have been requested by or with respect to the Company, or issued by any Taxing Authority with respect to the Company.

(o) The Company (and Purchaser and its Affiliates as a result of ownership of the Company) will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following actions taken by Sellers or the Company prior to Closing: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(p) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(q) The unpaid Taxes of the Company (i) did not, as of the most recent month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(r) The Company is not a party to any agreement, Contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, provincial, local, or non-U.S. Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, provincial, local or non-U.S. Tax Law).

(s) The Company is not, nor has it been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(t) None of the Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(u) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The Company (i) has not made an election to defer any Taxes under Section 2302 of the CARES Act, or any similar election under state or local Tax law, and is not otherwise currently deferring any such Taxes, (ii) has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act, and (iii) does not have any outstanding obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act. The Company has not elected to defer any Applicable Taxes on Applicable Wages as an Affected Taxpayer (each as defined in IRS Notice 2020-65).

(w) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), nor otherwise become subject to Tax in a country other than the United States.

4.10 Absence of Certain Changes. Except as set forth in Schedule 4.10, since January 1, 2024, none of the following have occurred:

(a) event, occurrence, or development that has had, or would reasonably be expected to have, whether individually, or in the aggregate as a series of related events, a Material Adverse Effect;

(b) change in any method of accounting or accounting practice for the Company;

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(c) incurrence, assumption, or guarantee of any Outstanding Debt, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business consistent with past practice;

(d) transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Latest Balance Sheet, except for sales of inventory in the Ordinary Course of Business;

(e) settlement, release, or forgiveness of any claim or litigation or waiver of any right of the Company (other than write-offs or waivers of accounts receivable in the Ordinary Course of Business, none of which, individually or in the aggregate, exceed $25,000);

(f) acceleration, termination, material modification to, or cancellation of, any Material Contract or Permit;

(g) capital expenditure (or series of related capital expenditures) by the Company either involving more than $25,000 or outside the Ordinary Course of Business;

(h) capital investment in, loan to, or acquisition of the securities or assets of, any Person (or series of related capital investments, loans, and acquisitions) by the Company either involving more than $25,000 or outside the Ordinary Course of Business, or acquisition (by merger, exchange, consolidation, acquisition of equity interests or assets, or otherwise) of any Person by the Company;

(i) new Contract entered into by the Company with a total value reasonably expected to be greater than $25,000, other than in the Ordinary Course of Business;

(j) extension or renewal of any Material Contract with a total value reasonably expected to be greater than $25,000, other than in the Ordinary Course of Business;

(k) material change to the terms of any Material Contract, other than in the Ordinary Course of Business;

(l) increase in the compensation payable or to become payable by the Company to any of the Company’s current or former employees, managers, or officers, or to any undisclosed bonus payment or bonus arrangement made to or with any employees, managers, or officers, except, in either case, in the Ordinary Course of Business consistent with past practice and historical compensation levels as reflected in Schedule 4.12(a);

(m) action by or on behalf of any of the Company to make, change, or rescind any Tax election, amend any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser in respect of any Post-Closing Tax Period, defined in Section 6.1(e)(i);

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(n) adoption, modification, or termination of any employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant of the Company;

(o) loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers, or employees of the Company;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against the Company under any similar Law; and

(q) entry into a Contract by the Company to do any of the foregoing (except as otherwise set forth in clauses (a) – (p) above).

4.11 Employee Benefit Plans.

(a) Schedule 4.11 contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other currently effective employee compensation and benefits plans, policies, programs, arrangements, or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed to, or required to be contributed to by the Company or under which the Company has any current or potential liability. All such plans, agreements, programs, policies, commitments, and arrangements are collectively referred to as the “Employee Benefit Plans”.

(b) The Company has provided to Purchaser, with respect to each Employee Benefit Plan, a true and complete copy of all currently effective plan documents, if any, including related trust agreements, funding arrangements, and insurance Contracts, and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Employee Benefit Plan; (ii) the most recent financial statements for such Employee Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; (v) Form 5500 Annual Returns/Reports, if any; and (vi) except as set forth in Schedule 4.11, the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.

(c) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its ERISA Affiliates to any (i) Tax, penalty, or fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code, or other applicable Laws. The Company has never contributed to nor been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

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(d) The Company has never sponsored, maintained, or contributed to any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(e) Each Employee Benefit Plan has been established and administered in accordance with its terms in all material respects, and in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or accrued prior to the Closing Date. There are no pending or, to the Knowledge of the Company, threatened actions, claims, or lawsuits against or relating to the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or, to the Knowledge of the Company, the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefits claims).

(f) None of the Employee Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law, or at the expense of the participant or any beneficiary of the participant. There has been no material violation of the “continuation coverage requirement” of “group health plans”, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, with respect to any Employee Benefit Plan to which such continuation coverage requirements apply.

4.12 Employees; Employment Matters.

(a) The Company previously provided Purchaser with an accurate list of the following information for each employee of the Company since January 1, 2024, including each employee on leave of absence or layoff status: job title; current compensation paid or payable and any change in compensation since January 1, 2024; bonuses or other incentive pay paid or expected to be paid for the current year ending December 31, 2024; classification under the federal Fair Labor Standards Act or other applicable wage and hour Laws (e.g., exempt or non-exempt); any applicable non-competition term; vacation accrued and unused as of a recent date; leave status and date of anticipated return, if applicable; service credited as of a recent date for purposes of vesting and eligibility to participate under any Employee Benefit Plan; and all bonuses, change of control payments, and any other amounts to be paid by the Company at or in connection with the Closing. All employees are employed by the Company on an “at will” basis under the applicable state law and their employment may be terminated by the Company without notice or penalty under the applicable state law (subject to compliance with any and all applicable anti-discrimination and other employee protection Laws of general application in connection therewith). Except as set forth on Schedule 4.12(a), to the Knowledge of the Company, no employees of the Company are planning to terminate their employment after the Closing.

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(b) Set forth on Schedule 4.12(b) is a list of the following information for every independent contractor, consultant, or sales agent of the Company since January 1, 2023: name, responsibilities, work location, date of engagement, term of agreement, compensation structure, and any applicable non-competition term. Each such independent contractor, consultant, or sales agent qualifies as an independent contractor in relation to the Company for purposes of all applicable Laws, including those relating to Taxes, insurance, and employee benefits. All Contracts with any such independent contractor, consultant, or sales agent may be terminated by the Company without notice or penalty in the manner set forth in Schedule 4.12(b). To the Knowledge of the Company, no independent contractor, consultant, or sales agent of the Company is planning to terminate their relationship with the Company after the Closing. Copies of each of the Contracts with each of the independent contractors set forth on Schedule 4.12(b) have been made available to Purchaser.

(c) The Company has no liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(d) The Company is not a party to any labor or collective bargaining agreement, or to any other agreement, with any labor union, other employee representative, or group of employees.

(e) All of the Company’s employees are lawfully authorized to work in the United States according to applicable immigration laws. The independent contractors working for the Company are lawfully authorized to work in the United States according to applicable immigration laws. The Company is in compliance in all respects with all applicable Laws relating to the documentation and record keeping of its employees’ work authorization status.

(f) There are no complaints, charges, or claims against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity relating to, arising out of, or otherwise attributable to the employment or engagement by the Company, of any Person, including any claim for wages or workers’ compensation.

(g) To the Knowledge of the Company, no employee or officer of the Company is a party to, or is otherwise bound by, any confidentiality, non-competition, or proprietary rights agreement, or to any similar agreement that would affect (i) the performance of such Person’s duties as an employee or officer or (ii) the ability of the Purchaser to conduct the Company’s business after the Closing Date.

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(h) The Company has at all times complied in all material respects with all applicable Laws relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining, and similar requirements, the payment of Social Security and similar Taxes, and occupational safety and health. There has been no unfair labor practice charge or complaint against the Company, nor to the Knowledge of the Company has such a charge or complaint been threatened before: (i) the National Labor Relations Board or any similar Governmental Entity; or (ii) the Equal Employment Opportunity Commission or any similar Governmental Entity responsible for the prevention of unlawful employment practices. The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable Laws.

(i) The Company has not received any complaints or claims, whether orally or in writing, from any Person alleging failure to provide a safe working environment or accommodation related to COVID-19. The Company has implemented commercially reasonable precautions and measures regarding the COVID-19 pandemic to protect employee health, and have maintained compliance in all material respects with all applicable Laws regarding the COVID-19 pandemic.

4.13 Contracts.

(a) Schedule 4.13 sets forth a correct and complete list of the following Contracts (including any amendment, supplement, or modification thereto) to which the Company is a party or bound, or which is binding on any of the Company’s assets, other than those that have terminated in accordance with their terms or that have no continuing rights or obligations thereunder:

(i) each customer or reseller Contract, or series of customer Contracts representing a single project or product, estimated, as of the date hereof, to generate future gross revenue to the Company in excess of $10,000 per annum;

(ii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company currently leases personal property (including rolling stock) to or from any Person providing for lease payments or other payments in excess of $10,000 per annum;

(iii) each Contract or group of related Contracts with respect to a single transaction or series of related transactions that cannot be terminated without penalty and involves future payments, performance or services, or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $10,000 in any future 12-month period;

(iv) each Contract for the provision of administrative, human resources, or payroll services;

(v) each Contract containing obligations to the customers, resellers or third-party vendors, or suppliers to conduct business on an exclusive or preferential basis, or that contains a “most favored nation” or similar covenant;

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(vi) each strategic alliance, joint venture, partnership, limited liability company, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person, including employees;

(vii) each Contract that limits the freedom of the Company to compete in any line of business or within any geographic area, or restricts the Company’s ability to solicit or hire any person as an employee or to solicit business from any Person;

(viii) each Contract relating to any acquisition by the Company of any operating business or equity securities of any other Person;

(ix) each Contract under which the Company has made advances or loans to another Person other than (A) extensions of credit to customers in the Ordinary Course of Business and (B) employee advances for business expenses in the Ordinary Course of Business;

(x) each Contract relating to the imposition of any Lien (other than Permitted Liens) on any of the Company’s assets;

(xi) each Contract that grants any Person the exclusive right to sell products or provide services within any geographical region;

(xii) each Contract that provides for the co-branding or white-labeling of any products or services;

(xiii) each Contract that contains a provision involving a change of control of the Company requiring the consent of a third-party to, or giving a third-party the right to terminate such Contract following such change of control;

(xiv) each sales, distribution, or other similar Contract by which any Person not affiliated with the Company acts as an intermediary to facilitate the sale of materials, supplies, goods, services, equipment, or other assets of the Company and that cannot be terminated by the Company without penalty on not more than 30 days’ notice;

(xv) each employment, employment change of control, retention, “stay bonus,” severance, or consulting agreement with individuals, whether terminable at will or otherwise;

(xvi) each of the Company’s IP Contracts (other than: (x) non-exclusive licenses, including but limited to EULAs, granted to the customers on the standard form of the Company, which form has been provided to Purchaser in accordance with Section 4.17(e); and (y) “shrink wrap” and similar generally available commercial end-user licenses to Software that is not incorporated into or used in the design, development, production, or distribution of any product or services of the Company that has an individual acquisition cost of $10,000 or less); and

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(xvii) each Contract imposing confidentiality obligations on the Company, the Company’s Affiliates, or any of the Company’s employees, officers, or agents thereof, except agreements with customers that do not impose any confidentiality obligation upon the Company substantially different from the confidentiality obligations in the form customer agreements described in Schedule 4.17(e).

(b) True and complete copies of each Material Contract (including all amendments and modifications thereto) have been made available to Purchaser. With respect to each Material Contract, (i) such Material Contract is in full force and effect with respect to the Company, and, to the Knowledge of the Company, each other party thereto, and (ii) such Material Contract is the legal and valid obligation of the Company and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Neither the Company, nor, to the Knowledge of the Company, any other Person is in breach or default under any Material Contract and no event has occurred (including any event with notice or passage of time, or both) that is reasonably likely to give rise to a breach or default, or permit termination, material modification, or acceleration of any Material Contract.

(c) The Company has faithfully complied and continue to comply with any and all obligations to the customers, resellers or third-party vendors, and suppliers to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third-party.

4.14 Customers, Third-Party Vendors and Suppliers.

(a) Schedule 4.14 sets forth a true and complete list, of:

(i) the 10 largest customers of the Company (based on revenue received by such customers) for the year ending December 31, 2023, and the year-to-date period in 2024 through and including April 30, 2024; and

(ii) the 10 largest third-party vendors and suppliers of the Company (based on dollar volume of purchases from such third-party vendors and suppliers) for the year ending December 31, 2023, and the year-to-date period in 2024 through and including April 30, 2024.

(b) Except as set forth on Schedule 4.14(a), none of the Persons listed on Schedule 4.14 has expressed its intention, whether orally or in writing, to discontinue, or adversely alter, its relationship with the Company (including, but not limited to, its willingness to do business with the Company).

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4.15 Real Property.

(a) The Company does not own, nor has the Company ever owned, any real property. Schedule 4.15 lists the following information for all real property leased by the Company (“Real Property”): (i) the approximate square footage being leased, (ii) a description of any common area or other shared space located on the Real Property (including server rooms) used by the Company’s business, and (iii) the rental amount and any common-area or other charges currently being paid by the Company in connection with the Real Property. The Real Property constitutes all of the real property that currently is used in connection with the ownership and operations of the Company’s business.

(b) The Company has paid all rent, maintenance, common-area, and other charges due and owing under the leasing arrangement or other Contract between the Company and the applicable landlord for the Real Property.

(c) Except as set forth on Schedule 4.15(c), the Real Property has received all Permits required in connection with the Company’s current operation thereof and has been operated by the Company in accordance with all Laws (including all Laws relating to zoning) in all material respects. The Company has such rights of entry to and exit from the Real Property as are necessary to carry on the Company’s business consistent with past practices. All utilities (including water, sewer, gas, electricity, trash removal, telephone service, and, if different, internet service) are available to the Company’s business in sufficient quantities and quality to serve the Real Property adequately for conducting the Company’s business as currently conducted.

(d) The Company has not received any written notice that any portion of the Real Property is subject to any proceeding for condemnation, eminent domain, or other taking by any Governmental Entity, and, to the Knowledge of the Company, no such action is threatened.

4.16 Title to Personal Property; Inventory.

(a) Personal Property. Schedule 4.16(a) identifies all material furniture, fixtures, office equipment, computers, hardware, and other tangible personal property used in the Company’s business that is owned or leased by the Company (excluding office supplies and consumables, neither of which are material, and inventory). Except as set forth on Schedule 4.16(a), the Company is vested with good title in and to, or has the valid right to use, each item of personal property listed on Schedule 4.16(a), free and clear of all Liens except for Permitted Liens. All material items of personal property used by the Company in the Ordinary Course of Business are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which the Company’s business is currently being conducted.

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(b) Inventory. All inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that are written off or written down to fair market value on an ongoing basis or for which adequate reserves have been established totaling up to $20,000 in value as of the Closing Date. The items of inventory held by the Company as of Closing, and their respective values, are as set forth on the inventory report attached hereto as Schedule 4.16(b). Except as set forth on Schedule 4.16(b), (i) all such inventory is owned by the Company free and clear of all Liens, and (ii) no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

4.17 Intellectual Property.

(a) Company’s Registered IP. Schedule 4.17(a) lists each item of the Company’s Registered IP (including any pending applications for the Company’s IP and the Company’s IP Rights and also including all Registered IP, including all applications, that have been abandoned or withdrawn or that have expired), and for each such item, identifies:

(i) (A) the mark, invention title, title of the work or other descriptive identifier; (B) the jurisdiction of issuance, registration or filing, including the applicable Governmental Entity or domain name registry; (C) the patent number, registration number, issue number, serial number, application number or other identifying number; (D) the application filing date; and (E) the registration or issue date; and

(ii) (A) any other Person who has an ownership interest in or has asserted an ownership interest in or has threatened to assert an ownership interest in that item of the Company’s Registered IP; (B) the nature of such ownership interest or claim of ownership; (C) whether the Person has licensed or granted other rights in the Company’s Registered IP to the Company; and (D) the agreement that grants such license or other rights to the Company.

The Company has made available to Purchaser complete and accurate copies of all issuances, registrations, filings, and applications, certificates, and correspondence with any Governmental Entity and domain name registries, and other documents related to each item set forth on Schedule 4.17(a). Except as disclosed on Schedule 4.17(a), each item of the Company’s Registered IP has been duly maintained and renewed in accordance with all applicable Laws.

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(b) Inbound Licenses. The Company has made available to Purchaser copies of, and Schedule 4.17(b) identifies, each of the Company’s IP Contracts pursuant to which any Intellectual Property Rights or Intellectual Property is or has been licensed, sold, optioned, assigned, or otherwise conveyed or provided to the Company (other than commercially available, “off-the-shelf” Software generally available on standard terms for less than $10,000 (e.g., Microsoft Office), or any non-exclusive license to third-party Software, content or other Intellectual Property that:

(i) is not incorporated into any of the Company’s Products;

(ii) is not necessary for the use of any of the Company’s Products;

(iii) is not used in the use, design, development, production, operation, hosting, marketing, promotion, or distribution of, licensing, sale, or other exploitation of, any of the Company’s Products; and

(iv) is not otherwise material to the business of, or research or development by, the Company).

The consummation of the transactions contemplated by this Agreement will not result in the imposition of any new financial obligation on the Company or any successor Entity (including Purchaser) pursuant to any such Contract.

(c) Outbound Licenses. Schedule 4.17(c) identifies each of the Company’s IP Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, or option to, any of the Company’s IP or the Company’s IP Rights, other than non-exclusive licenses granted to the Company’s customers and end users pursuant to the Company’s standard forms thereof, which forms have been provided to Purchaser in accordance with Section 4.17(e). Except as set forth on Schedule 4.17(c), the Company is not bound by, and neither of the Company’s IP or the Company’s IP Rights is subject to, any Contract containing any covenant or other provision that (i) limits or restricts the ability of the Company or any successor Entity (including Purchaser) to use, exploit, assert, transfer, or enforce any of the Company’s IP or the Company’s IP Rights anywhere in the world in any manner, or (ii) obligates the Company or any successor Entity (including Purchaser) to license any of the Company’s IP or the Company’s IP Rights, or would cause Purchaser to be required to license any Intellectual Property Rights, to any Person.

(d) Royalty Obligations. Except as disclosed on Schedule 4.17(d), there are no royalties, fees, commissions, or other amounts payable by the Company to any Person, other than salaries, commissions, bonuses or other standard variable compensation paid to the Company’s employees and independent contractors by the Company in accordance with the standard form of employee agreement of the Company, which form for the Company has been provided to Purchaser in accordance with Section 4.17(e) upon or for the ownership, use, design, development, production, marketing, promotion, distribution, licensing, sale or other exploitation of any of the Company’s Products or the use of any of the Company’s IP or the Company’s IP Rights.

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(e) Standard Form IP Agreements. The Company has made available to Purchaser a complete and accurate copy of each standard form of the Company’s IP Contracts used by the Company at any time, including each standard form (if one exists) of: (i) employee agreement containing any assignment or license of the Company’s IP or the Company’s IP Rights or any confidentiality provision; (ii) professional services, outsourced development, consulting, work-made-for-hire, independent contractor or other agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) customer and end user license agreement or “terms of service” or “terms of use” agreement; (iv) hosted services, application hosting and similar agreements; (v) developer agreement; and (vi) distributor, reseller, or publisher agreement. Schedule 4.17(e) identifies each of the Company’s IP Contracts that deviates in any material respect from the corresponding standard form agreements provided to Purchaser, including any agreement with any of the Company’s employees or former employees of the Company in which such employees expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any of the Company’s Products or otherwise related to the Company’s business of, or research or development by, any of the Company.

(f) Ownership Free and Clear. The Company exclusively own all rights, title and interest to and in the Company’s IP and the Company’s IP Rights (other than Intellectual Property or Intellectual Property Rights exclusively licensed to the Company) free and clear of any Liens other than Permitted Liens and the rights and licenses granted to third parties pursuant to those Contracts identified in Schedule 4.17(c). Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in Registered IP used by the Company in the Company’s business as currently conducted, have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity or domain name registry.

(ii) Company’s Workers. Except as disclosed on Schedule 4.17(f)(ii), each Person who is or was an employee or a former employee or a contractor or a former contractor of the Company who is or was involved in the creation or development of any the Company’s Products has signed a valid, enforceable agreement (X) containing an irrevocable assignment (other than moral rights which are not assignable) to the Company of all Intellectual Property Rights pertaining to the Company’s Products, the Company’s IP and the Company’s IP Rights and (Y) confidentiality provisions protecting the confidentiality of confidential or non-public information included in such of the Company’s Products, the Company’s IP or the Company’s IP Rights. No current or former shareholder, member, manager, officer, or director of the Company, and none of the Company’s current or former employees, has any claim or right (whether or not currently exercisable) or interest (including any Intellectual Property Rights), to or in any of the Company’s Products, the Company’s IP or the Company’s IP Rights. No employee of the Company is (A) bound by or otherwise subject to any Contract restricting such employee from performing such employee’s duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) Government Rights. No funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company’s Products, the Company’s IP, or the Company’s IP Rights, and the Company has no plans to do so in the future.

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(iv) Protection of Proprietary Information. The Company has taken reasonable measures to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information relating to any of the Company’s Products or protected by any of the Company’s IP or the Company’s IP Rights. The Company has not taken or failed to take any action that would preclude or hinder the protection or enforcement of the Company’s rights in any proprietary information relating to any of the Company’s Products or protected by any of the Company’s IP or the Company’s IP Rights.

(v) Standards Bodies, Consortiums, and Open Source Organizations. The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body, consortium, or open source organization or similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any of the Company’s IP or the Company’s IP Rights or covenant not to sue another Person based upon the Company’s IP or the Company’s IP Rights.

(vi) Sufficiency. The Company owns or otherwise has valid and enforceable rights, licenses, or permissions to use the Company’s IP and the Company’s IP Rights needed to conduct the Company’s business as currently conducted.

(g) Valid and Enforceable.

(i) Validity, Misuse, and Inequitable Conduct. The Company has never engaged in patent, trademark, or copyright misuse, or any fraud or inequitable conduct in connection with any of the Company’s Registered IP. No Person has asserted any claim against the Company challenging the ownership, validity, enforceability or effectiveness of any of the Company’s Registered IP, any other of the Company’s IP or the Company’s IP Rights, or any contract relating to the Company’s IP or the Company’s IP Rights. To the Knowledge of the Company, there is no reasonable basis for any claim challenging the ownership, validity, enforceability or effectiveness of any of the Company’s Registered IP, any other of the Company’s IP or the Company’s IP Rights, or any of the Company’s IP Contracts.

(ii) Company’s Trademarks. The Company’s Trademarks do not conflict or interfere with any Trademark owned, used, or applied for by any other Person, and the Company has not used and is not using any Trademark that conflicts or interferes with any Trademark owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise reasonable quality controls or an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in the abandonment of the Company’s Trademarks (whether registered or unregistered) owned, used, or applied for by the Company, except for such issuances, registrations or applications that the Company has abandoned, or permitted to expire or be cancelled, in its reasonable business judgment.

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(iii) Laws and Deadlines. All filings, payments, and other actions required to be made or taken to maintain in full force and effect each item of the Company’s Registered IP have been made by the applicable deadline. No application for a patent or a copyright or trademark registration or any other type of the Company’s Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected, except for such issuances, registrations or applications that the Company has abandoned, or permitted to expire or be cancelled, in its reasonable business judgment. All renewal and maintenance payments for the Company’s Registered IP identified on Schedule 4.17(a) that must be made on or before the date that is 60 days after the date of this Agreement to maintain the Company’s Registered IP have been paid. Schedule 4.17(g)(iii) identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to renew or maintain each such item of the Company’s Registered IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No post grant proceeding, pre-grant challenge or opposition, interference, opposition, reissue, reexamination, or other proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Company’s IP Rights is being or has been contested or challenged.

(v) Company’s Positions. The Company has no reason to believe that, nor has the Company ever taken a position that, any of the Company’s Registered IP or any other of the Company’s IP or the Company’s IP Rights is invalid or unenforceable.

(h) Third-Party Infringement of Company’s IP Rights. Except as set forth in Schedule 4.17(h), to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated and no Person is currently or is suspected of currently infringing, misappropriating, diluting or otherwise violating, any of the Company’s IP Rights. Schedule 4.17(h) identifies (and the Company has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company regarding any actual, alleged, or suspected infringement, misappropriation, dilution or other violation of any of the Company’s IP Rights and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) No Infringement of Third-Party IP Rights. Except as set forth in Schedule 4.17(i), the Company’s operation of the Company’s business, the Company’s IP, and the use of the Company’s Products and the Company’s IP do not infringe (directly, contributorily, by inducement, or otherwise), misappropriate, dilute or otherwise violate any Intellectual Property Rights of any other Person. Without limiting the generality of the foregoing:

(i) Infringement by Company’s Products, or Company’s IP. No use, sale, or importation of any of the Company’s Products or the Company’s IP, and no method or process used by the Company in the use, design, development, production, marketing, promotion, distribution, licensing, sale, or other exploitation of any of the Company’s Products or the Company’s IP:

(A) infringes, misappropriates, dilutes, violates or otherwise makes unlawful use of any Intellectual Property Rights of, or contains any Intellectual Property misappropriated from, any other Person; or

(B) violates the rights of privacy or publicity, or violates the “moral rights of authors” of any Person.

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(ii) Indemnification Provisions; Infringement Claims. Except as identified on Schedule 4.17(i)(ii), the Company is not bound by any agreement of indemnification relating to Intellectual Property or Intellectual Property Rights other than agreements with customers that do not impose indemnity obligations on the Company that are substantially different than the form customer agreements included in Schedule 4.17(e). No Claim asserting Intellectual Property Rights infringement, misappropriation, dilution or violation or similar claim or proceeding is pending or, to the Knowledge of the Company, has been threatened against the Company or against any Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such Claim. Except as set forth on Schedule 4.17(i)(ii), the Company has never received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, dilution or violation by the Company, or any of the Company’s current or former employees, or any of the Company’s Products or the Company’s IP, of any Intellectual Property Rights of another Person, including any letter or other communication suggesting that the Company is or was required to obtain a license to any Intellectual Property Rights of another Person.

(iii) Infringement Claims Affecting In-Licensed IP. No Claim involving any Intellectual Property or Intellectual Property Rights licensed to the Company is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property or Intellectual Property Rights by the Company, or (B) the ownership, use, design, development, production, marketing, promotion, distribution, licensing, sale or other exploitation of any of the Company’s Products.

(j) Harmful Code. None of the Company’s Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) collecting, damaging or destroying any information, data or file, in each case, without the user’s consent.

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(k) Software and Source Code. Other than Open Source Code, no portion of any Source Code for any of the Company’s Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or independent contractor of the Company. Other than Open Source Code, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any of the Company’s Software to any escrow agent or other Person. None of the Company’s Software:

(i) has been donated to the public;

(ii) has otherwise been made available as Open Source Code; or

(iii) has been disclosed in Source Code or object code form to the public.

(l) Software Audit. The Company is fully and properly licensed to use all Software that the Company uses or that are otherwise in the Company’s possession. The Company has not received any communication from any Software owner or from any Person claiming to have rights granted by any Software owner challenging the Company’s rights to use any Software or claiming to have information that the Company is not fully licensed to use any Software.

(m) Open Source Code.

(i) Schedule 4.17(m)(i) identifies and describes: (A) each item of Open Source Code that is contained in, distributed with, used in the distribution of the Company’s Software, or from which any part of any of the Company’s Software is derived, (B) the applicable license for each such item of Open Source Code, (C) the Company’s Software to which each such item of Open Source Code relates, and (D) whether the Open Source Code is used, modified and/or distributed by the Company. The Company has complied with all terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.

(ii) None of the Company’s Software contains, is derived from, linked to, or is distributed with or is being or was developed using, Open Source Code in such a way that creates obligations for the Company (A) to disclose, license or distribute the Company’s Software in Source Code form, (B) to license the Company’s Software for the purpose of making modifications or derivative works or (C) to redistribute the Company’s Software at no charge.

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(n) Personal Data and Data Security Practices.

(i) Schedule 4.17(n) identifies:

(A) the Company’s Databases containing (in whole or in part) Personal Data, if any, that is or has been processed, stored, controlled, transferred, or maintained by the Company; and

(B) the privacy and data security policies and practices that have been adopted, implemented, and maintained by the Company to protect the confidentiality, integrity, and security of Personal Data, the Company’s Databases, and the Company’s servers, systems, sites, circuits, networks, and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, in conformance with applicable privacy or security requirements of the Company (collectively, the “Business Security Policies”), or the privacy or security policies required by customers of the business of the Company (the “Customer Security Policies”).

(ii) The Company uses and has at all times adhered to administrative, procedural, and technical safeguards compliant with (A) the Business Security Policies; (B) the Customer Security Policies; (C) all applicable rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard (PCI DSS); and (D) all applicable industry standards, guidelines and best practices, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework.

(o) Privacy

(i) Except as set forth on Schedule 4.17(o)(i), the Company has complied at all times in all respects with all applicable Laws pertaining to the collection, transfer, access, disclosure, retention, deletion, storage, use, or other processing of Personal Data, including any and all applicable Data Protection Laws.

(ii) The Company has adopted policies and implemented effective procedures that apply to the Company’s practices with respect to the fair and legal collection, transfer, access, disclosure, retention, deletion, storage, use, or other processing of Personal Data (“Privacy Policies”). These Privacy Policies are compliant with all applicable Data Protection Laws, and provide limitations on the collection, use, and disclosure of Personal Data by Persons who are authorized by the Business Security Policies to have access to such Personal Data. The Company complies in all respects with the Privacy Policies.

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(iii) Except as set forth on Schedule 4.17(o)(iii), no data breach (including any unauthorized access, disclosure, use, modification, corruption, loss, or theft of any Personal Data) or violation of any applicable Laws or contractual obligations concerning privacy, with respect to any Personal Data stored or otherwise processed by the Company, has occurred or is occurring with respect to such Personal Data stored or otherwise processed by the Company, or has been or is threatened in writing against the Company (collectively, “Privacy Incident”). The Company has not received any notice of any, and there is no, investigation or inquiry, complaint, or claims relating to a violation of the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, processing, or use) concerning Personal Data in the Company’s possession or control or any Privacy Incident that has been made or reported by, or is being, or has been, conducted by, any consumer, Governmental Entity, consumer advocacy groups, industry or trade organizations, privacy seal or certification programs, privacy groups, or members of media, or other third party that has standing under applicable Data Protection Laws to make a complaint or claim relating to Personal Data or a Privacy Incident. The Company has not notified and, there have been no facts or circumstances that would require the Company to notify, any Governmental Entity or other Person of any Privacy Incident. Any and all payments made or facilitated by the Company in connection with any Privacy Incident, if any, have been made in compliance with all Laws.

(iv) Whether conducted by “screen scraping” or “database scraping” (as such terms are commonly understood in the software industry), or by manual means, the Company (A) has not violated or infringed upon the rights of any Person or Entity, breached any terms of service, duty or obligation owed to any Person or Entity, or violated the privacy or any Law relating to the privacy of any Person, including in connection with the use of third-party data, databases, websites, or content in conjunction with the Company’s business, and (B) are not bound by an effective undertaking or agreement to cease and desist from including in the Company’s Products any third-party data, databases or parts of a database, websites or parts of a website, or content.

(v) The Company has made available to Purchaser the most recent critical systems security audit and vulnerability assessment for the Company. The Company has addressed and remediated all high risk threats and deficiencies identified in any such assessment.

(vi) Schedule 4.17(o)(vi) identifies all changes and modifications to any of the Company’s Software made in the previous three (3) years to protect against known or suspected security threats or incidents, and (A) identifies the Software, (B) identifies the date that the changes were launched, (C) identifies and describes the known or suspected security threat or incident and (D) describes the changes or modifications.

(p) Effect of this Transaction. Neither the execution, delivery nor performance of this Agreement (or any of the other Transaction Documents) nor the consummation of any of the other transactions contemplated hereby (or by any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any Person the right or option to cause or declare, any violation of any applicable Law pertaining to privacy or data security of Personal Data.

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(q) Company’s Products. Schedule 4.17(q) describes each of the Company’s Products currently being commercialized by the Company or in development. In the last five (5) years, each of the Company’s Products has conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and in all material respects with all applicable Laws.

(r) Orders Limiting Use. None of the Company’s IP or the Company’s IP Rights is subject to any Order that (i) limits or restricts the ability of the Company or any successor Entity to use, exploit, assert, transfer or enforce any of the Company’s IP or the Company’s IP Rights anywhere in the world in any manner in any respect, or (ii) obligates the Company or any successor Entity (including Purchaser) to license any of the Company’s IP or the Company’s IP Rights, or would cause Purchaser to be required to license any Intellectual Property Rights of Purchaser, to any Person.

(s) Company’s Unregistered Trademarks. Schedule 4.17(s) lists all unregistered Trademarks owned by, licensed to, or used by the Company. Except as set forth on Schedule 4.17(s), during the five-year period preceding the date of this Agreement, the Company has not used or conducted business under any name other than its current corporate name. With respect to each item listed on Schedule 4.17(s), the Company has made available: (i) all documents relating to the first use thereof, (ii) all documents relating to the first use thereof in interstate commerce, (iii) samples of all advertising and brochures making use thereof, and (iv) all documents relating to the selection of and decision to use such unregistered Trademark.

(t) Information. The Company has made available to Purchaser all documents and information to which the Company has access reasonably related to the Company’s IP (including the patent files, patent application files, Trademark files, and copyright files of the Company and their counsel), including correspondence, agreements, and other communications with current and former employees of the Company, and third parties relating in any way to the Company’s IP or use or exploitation thereof.

4.18 Insurance.

(a) Schedule 4.18 sets forth a complete list of the policies of insurance and self-insurance arrangements currently maintained by the Company. The Company has made available to Purchaser true and correct copies of all such insurance policies and self-insurance arrangements.

(b) All policies listed on Schedule 4.18 are in full force and effect. All premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provision for the payment thereof by the Company has been made. The Company is not in default under any provisions of any such policy of insurance. The Company has not cancelled, received written notice of any increase of the premiums with respect to, cancellation of, non-renewal or, to the Knowledge of the Company, threatened cancellation or non-renewal of any such policy of insurance without replacement thereof. All such insurance policies will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

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(c) Schedule 4.18 sets forth a list of all claims (other than health insurance claims) made since January 1, 2022, by the Company under any insurance policy listed on Schedule 4.18, or any predecessor policies. All occurrences and losses covered by any of the policies have been properly reported to and accepted by the applicable insurer. There are no claims (other than health insurance claims) by the Company under any of such policies relating to the Company’s business, assets, or properties as to which any insurance provider has informed the Company that such provider is denying liability or defending, questioning, or disputing under a reservation of rights or similar clause, and all such claims have been satisfied or are pending with an insurance carrier. The Company has not made any claims under any insurance policy due to business interruption as a result of COVID-19.

4.19 Bank Accounts; Powers of Attorney. Schedule 4.19 sets forth a correct and complete list of each bank, trust company, savings institution, brokerage accounting firm, mutual fund, or other financial institution with which the Company has an account, safe deposit, or lock box, and such list correctly specifies for each account the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on it or to have access to it. None of such accounts is a cash collateral account. There are no outstanding powers of attorney executed on behalf of the Company in respect of any of the accounts listed on Schedule 4.19.

4.20 Related Party Transactions. Except as set forth on Schedule 4.20, neither the Company, nor Sellers, nor any Related Person thereof:

(a) has any interest in any assets of the Company or any property (whether real, personal, or mixed, and whether tangible or intangible) used in or pertaining to the Company’s business; or

(b) to the Knowledge of the Company, has any interest in any competitor of the Company’s business or any supplier, vendor, customer, or other business relation of the Company’s business; or

(c) provides or receives any other benefit in connection with the Company’s business other than salaries and other employment/independent contractor-related services and compensation in the Ordinary Course of Business, and there are no outstanding notes payable to, accounts receivable from, or advances by the Company to, and the Company otherwise is not a creditor of, any Related Person of the Company or Sellers, or any Affiliate of the Company or Sellers. Except as set forth on Schedule 4.20, there are no actions or proceedings pending against the Company, or, to the Knowledge of the Company, threatened against the Company, in each case, relating to the Company, on the one hand, and any current or former officer, director or shareholder of the Company (including any Seller), or any Related Person thereof, on the other hand.

4.21 Brokers’ Fees. Except as set forth on Schedule 4.21, neither the Company nor any Seller is liable for any investment banking fee, finder’s fee, brokerage payment, or other like payment in connection with the origination, negotiation, or consummation of the transactions contemplated herein.

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Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the Closing Date (unless a representation or warranty is made as of a specific earlier date, in which case, as of such earlier date):

5.1 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by each other Party) this Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). When each other Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser (assuming due authorization, execution, and delivery by each other Party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

5.2 No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Purchaser; (b) conflict with or result in a material violation or breach of any provision of any Law or governmental Order applicable to Purchaser or (c) require the consent, notice, or other action by any Person under any Contract to which Purchaser is a party. No consent, approval, Permit, governmental Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby.

5.3 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser after reasonable inquiry, threatened, that challenge the validity or enforceability of Purchaser’s obligations under this Agreement and the other Transaction Documents or seek to prevent, delay, or otherwise would reasonably be expected to adversely affect the consummation by Purchaser of the transactions contemplated herein or therein.

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5.4 Brokers’ Fees. Other than to [***], Purchaser is not liable for any investment banking fee, finder’s fee, brokerage payment, or other like payment in connection with the origination, negotiation, or consummation of the transactions contemplated herein. Purchaser is not a party to any agreement which might give rise to any valid claim against Sellers for any such fee, commission, or similar payment.

Article VI
COVENANTS AND OTHER AGREEMENTS

6.1 Tax Covenants.

(a) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its assets and business for all Tax periods ending on or prior to the Closing Date for which such Tax Returns have not previously been prepared or filed by the Company, including Tax Returns related to the sale of the Company and the Company Shares. All such Tax Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable Law. Purchaser shall provide any such Tax Return to the Sellers’ Representatives at least fifteen (15) Business Days before such Tax Return is due and permit the Sellers’ Representatives to review and comment on each such Tax Return prior to filing, and shall consider in good faith comments made by the Sellers’ Representatives with respect to each such Tax Return. The Sellers’ Representatives shall furnish Purchaser with all information available to them that is reasonably requested by Purchaser to allow Purchaser to satisfy its obligations under this Section 6.1 in accordance with past custom and practice.

(b) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Return of the Company for any Tax period that begins on or before, and ends after, the Closing Date (the “Straddle Period”, and any such Tax Return, a “Straddle Period Tax Return”). All Tax Returns for any Straddle Period shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Laws. Purchaser shall provide any such Straddle Period Tax Return to the Sellers’ Representatives at least fifteen (15) Business Days before such Tax Return is due and permit the Sellers’ Representatives to review and comment on each such Tax Return prior to filing, and shall consider in good faith comments made by the Sellers’ Representatives with respect to each such Tax Return. Purchaser shall also prepare or cause to be prepared and file or cause to be filed any Tax Return of the Company for any period beginning after the Closing Date.

(c) Sellers, severally and not jointly, shall be responsible for all Taxes in respect of the Company and its assets and business for whole or partial taxable periods and activities or events occurring within such periods ending on or before the Closing Date upon a determination that such Tax is payable or on written demand, whichever is later. Any and all indemnification related to this Section 6.1(c) shall not be limited by the Basket, defined in Section 7.3(a) below.

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(d) Purchaser and the Company shall be responsible for all Taxes in respect of the Company and the Company’s assets and business for whole or partial taxable periods and activities or events occurring within such periods beginning after the Closing Date.

(e) For purposes of applying this Tax proration agreement with respect to Straddle Periods, the following conventions shall be used:

(i) In the case of any sales, use, gross receipts, excise, income, and employment Taxes and similar Taxes that are measured by, imposed on, or generated by activity that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”), for which Sellers are responsible, and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”), for which Purchaser and/or the Company are responsible, shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company; provided, however, that any transactions out of the Ordinary Course of Business engaged in by Purchaser or the Company that occur on the Closing Date but after the effective time of the Closing shall be allocated to the Post-Closing Tax Period.

(ii) In the case of any Taxes imposed on a periodic basis, or not measured by activity, such as property Taxes, that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period (with Purchaser and/or the Company responsible for the remainder); provided, however, that appropriate adjustments shall be made to reflect transactions out of the Ordinary Course of Business that can be identified and specifically allocated as (A) occurring in the Pre-Closing Tax Period (in which case Sellers shall be responsible for any Taxes related thereto) or (B) occurring in the Post-Closing Tax Period (in which case, Purchaser and/or the Company shall be responsible for any Taxes related thereto); provided, that if a transaction occurs in a period and has an actual cash Tax effect in both periods, such as a capital improvement that increases property Taxes, the effect of the transaction shall be pro-rated from the date it has effect.

(f) The Company, Purchaser, and the Sellers’ Representatives shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include making available to the other reasonably knowledgeable individuals in their employ who may have knowledge or who can be helpful with respect to such Tax matters. The Company shall retain as of the Closing, and the Sellers’ Representatives agree to transfer to Purchaser, all books and records (or copies of such books and records) in the Company’s or the Sellers’ possession relating to Taxes in respect of the Company and the Company’s business relating to any taxable period beginning on or before the Closing Date that are relevant to whole or partial Tax periods beginning after the Closing Date.

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(g) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the sole right to control and make all decisions regarding any Tax audit or administrative or court proceeding relating to Taxes of the Company, including selection of counsel and selection of a forum for such contest.

(h) Notwithstanding anything set forth in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid when due entirely by Sellers (or the Sellers’ Representatives on behalf of Sellers), and the Sellers’ Representatives (on behalf of Sellers), at their own expense, shall timely file all necessary any Tax Return and other documentation with respect to all such Transfer Taxes (and Purchaser shall cooperate with respect thereto as necessary).

(i) Purchaser shall not amend or cause to be amended any Tax Return of the Company for any taxable period ending on or before the Closing Date if such amendment would result in an increase of Taxes that would entitle Purchaser to be reimbursed by Sellers, unless such amendment is required by applicable Laws. Sellers shall not have any obligation for any Taxes, or for any indemnity hereunder relating to any Taxes, relating to a pre-Closing period that results from or arises out of a post-Closing election or filing by Purchaser, unless such filing is required by applicable Laws.

(j) Any and all existing Tax-sharing arrangements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, Sellers, nor any of Sellers’ Affiliates, nor their respective Representatives shall have any further rights or liabilities thereunder.

(k) This Section 6.1 shall control to the extent there is any inconsistency between it and Article VII.

(l) The Company and each Seller shall join with Purchaser in making, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Company Stock hereunder (collectively, a “Section 338(h)(10) Election”). Sellers shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Sellers and Purchaser shall, within ten (10) days prior to the date such form is required to be filed under applicable Law, exchange completed and executed copies of IRS Form 8883, required schedules thereto, and any similar state, local or foreign forms. The completed and executed IRS Form 8883 shall reflect the allocation schedule determined pursuant to Section 6.1(n). Sellers and Purchaser shall report the purchase and sale of the Company Stock consistent with the treatment of the purchase of the Company Stock as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.

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(m) Purchaser agrees to indemnify Sellers for any Additional Tax Liabilities (as hereinafter defined) that Sellers incur with respect to the purchase and sale of the Company Stock hereunder. For purposes of this Agreement, the “Additional Tax Liabilities” shall mean: X – Y + Z, where (X) is the total amount of federal income Tax (after giving effect to the deductibility of any state and local income Taxes) and state and local income Taxes which are required to be paid by Sellers and which are attributable solely to the sale by Sellers of the Company Stock as contemplated hereby, determined with the Section 338(h)(10) Election in effect; (Y) is the total amount of federal income Tax (after giving effect to the deductibility of any state and local income Taxes) and state and local income Taxes which would be required to be paid by Sellers and which are attributable solely to the sale by Sellers of the Company Stock as contemplated hereby, determined as if the Section 338(h)(10) Election was not in effect; and (Z) is the amount of federal income Tax (after giving effect to the deductibility of any state and local income Taxes) and state and local income Taxes required to be paid by Sellers as a result of Sellers receiving payments pursuant to this Section 6.1(m).

(i) The Sellers’ Representatives may at any time within one hundred twenty (120) calendar days after the Closing deliver to Purchaser a schedule showing Sellers’ calculation of the amount of Additional Tax Liabilities (an “ATL Schedule”), along with all relevant documentation and other information which served as the basis upon which the calculation of the amount of Additional Tax Liabilities contained in the ATL Schedule was made.

(ii) Within thirty (30) calendar days after receipt of an ATL Schedule, Purchaser shall notify the Sellers’ Representatives in writing whether it accepts or disputes the accuracy of the items contained in such ATL Schedule. During such thirty (30) day period, the Sellers’ Representatives and their representatives shall cooperate with Purchaser and its representatives as Purchaser may reasonably request to respond to such ATL Schedule. Such ATL Schedule and the resulting calculation of the Additional Tax Liabilities shall become final and binding upon the Parties thirty (30) calendar days following Purchaser’s receipt thereof unless Purchaser has delivered written notice of its disagreement (an “ATL Dispute Notice”) to the Sellers’ Representatives prior to such date; provided that such ATL Schedule and the resulting calculation of the Additional Tax Liabilities shall become final and binding upon the Parties upon Purchaser’s delivery, prior to the expiration of the thirty (30) day period, of written notice to the Sellers’ Representatives of its acceptance of such ATL Schedule.

(iii) Any ATL Dispute Notice shall specify the amounts of any adjustments that are necessary in Purchaser’s judgment for the computations in such ATL Schedule to conform to the requirements of this Agreement and the basis for Purchaser’s suggested adjustments. If a timely ATL Dispute Notice is delivered by Purchaser, then during the thirty (30) day period following delivery of the ATL Dispute Notice, Purchaser and the Sellers’ Representatives shall work together in good faith to resolve any such disagreements. During such thirty (30) day period, Purchaser and the Sellers’ Representatives and their respective representatives shall be provided with reasonable access to the files and records of the Company and Sellers as reasonably requested to negotiate and resolve the items set forth in the ATL Dispute Notice. If Purchaser and the Sellers’ Representatives resolve their differences over the disputed items in accordance with the foregoing procedure, such ATL Schedule shall be revised to the extent necessary to reflect any resolution agreed to by Purchaser and the Sellers’ Representatives.

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(iv) If Purchaser and the Sellers’ Representatives are unable to resolve any disputed matters outstanding within such thirty (30) day period, all disputed matters raised by Purchaser not so resolved shall be submitted to the Accounting Firm for final resolution. The Accounting Firm shall resolve all disputed issues in a manner consistent with this Section 6.1(m). The Accounting Firm’s documented fees and expenses shall be borne equally by the Sellers’ Representatives (on behalf of Sellers) and Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. Purchaser and the Sellers’ Representatives shall make readily available to the Accounting Firm all relevant books and records and any other information of their accountants (to the extent permitted by such accountants) relating to the Earnout Statement and the Earnout Dispute Notice and all other items reasonably requested by the Accounting Firm in connection therewith.

(v) Purchaser shall pay to Sellers, by wire transfer of immediately available funds to an account specified by the Sellers’ Representatives, the Additional Tax Liabilities within ten (10) calendar days following the final determination of the amount of the Additional Tax Liabilities.

(n) Purchaser, the Company and Sellers agree that the Purchase Price and the liabilities of the Company and any other relevant items (the “Section 338(h)(10) Consideration”) shall be allocated among the assets of the Company for all purposes (including Tax and financial reporting) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder, based upon the fair market values of such assets consistent with the allocation schedule attached hereto as Schedule 6.1(n) (the “Allocation Schedule”). Purchaser, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the total consideration paid for the Company Stock, including as a result of the payment of Earnout Payments, shall be allocated in a manner consistent with the Allocation Schedule, the Allocation Schedule shall be adjusted as appropriate, and the Purchaser and Sellers’ Representatives shall reasonably cooperate in making any such adjustments.

(o) Notwithstanding anything to the contrary herein, in the event that Section 174 of Code is retroactively amended to permit immediate recognition of research and development expenses (including without limitation software development), the Sellers may cause the Company to amend prior year(s) tax returns to take advantage of such recognition to the extent permitted by Section 174 as so amended and shall be entitled to retain any tax refunds obtained in connection therewith, provided, however, that Sellers shall reimburse Company and Purchaser for all costs reasonably incurred in compliance with this Section 6.1(o).

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6.2 Confidentiality.

(a) For a period from the date hereof until the later of (i) the fifth (5th) anniversary of the Closing Date or (ii) with respect to information which constitutes a trade secret under applicable Laws, for so long as such information is protectable under applicable Law for trade secrets, each Seller agrees to not disclose any information (including know-how, processes, trade secrets, customer lists, and other confidential matters) of the Company or the transactions contemplated hereby, either oral or written, as well as any reports, analyses, compilations, data, studies, or other documents developed or prepared by any Party that contain or otherwise reflect or are generated from such information, including this Agreement and all related schedules and attachments (collectively, “Confidential Information”), except:

(i) in response to a request or Order of a Governmental Entity,

(ii) as otherwise required by Law,

(iii) if such information is or becomes part of the public domain, other than as a result of a breach of this section by Sellers, or

(iv) in connection with enforcing the Sellers’ rights and/or administering claims under this Agreement.

(b) In the event that a Seller is requested or required (by oral questions, interrogatories, subpoena, civil investigative demand, discovery requests for information or documents, or other similar process) to disclose any such Confidential Information, such Seller shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective Order or other appropriate remedy. If, in the absence of a protective Order or other remedy or the receipt of a waiver from Purchaser, such Seller is nonetheless, in the reasonable opinion of such Seller’s counsel, legally compelled to disclose such Confidential Information, such Seller may, without liability hereunder, disclose such Confidential Information.

6.3 Non-competition and Solicitation.

(a) Each Key Person agrees that to protect the Confidential Information and other legitimate business interests of the Company, such Key Person agrees to the limitations and restrictions set forth in this Section 6.3. Purchaser and each of the Key Persons agree that Purchaser is entering into this Agreement in reliance on the limitations and restrictions set forth in this Section 6.3. The Key Persons agree that the limitations and restrictions as to scope of activity, geography, and time set forth in this Section 6.3 are not oppressive and are reasonable and necessary to protect Purchaser’s substantial and legitimate business interests with respect to the Company Stock and that the limitations and restrictions in this Section 6.3 are being imposed on the Key Persons as sellers of the Company Shares under this Agreement.

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(b) Except for any such actions undertaken for or on behalf of Purchaser or any Affiliate of Purchaser, each Key Person agrees that, during the period beginning on the date hereof and ending on the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), such Key Person will not, and will cause his or its Affiliates not to, directly or indirectly, for such Key Person or on behalf of any other Person:

(i) other than as an employee of or for the benefit of the Company or Purchaser (or any Affiliate of Purchaser), engage or participate (or assist any Person to engage or participate) in the ownership, design, development, production, marketing, promotion, distribution, licensing, sale, or other exploitation of any products or services which compete, anywhere in the world, with the Company’s Products or with the business conducted by the Company on the Closing Date; or

(ii) call upon, sell to, or solicit any customer, reseller, or supplier of the Company for purposes of selling any product or service similar to any product or service sold by the Company, or divert, or take away any customer, reseller, or supplier of the Company, or cause any customer, reseller, or supplier of the Company to cease doing business with the Company or Purchaser (or any Affiliate of Purchaser).

(c) As used in this Section 6.3, the phrase “on behalf of any other Person” includes acting as a partner, owner, investor, shareholder, member, manager, principal, agent, officer, director, employee, technical advisor, lender, trustee, beneficiary, consultant, or in any other capacity with any other Person.

(d) Each Key Person agrees that, during the Restricted Period, such Key Person will not, directly or indirectly, for himself or itself or on behalf of any other Person:

(i) hire or solicit for employment, or cause to be hired or solicited for employment, any employee of the Company (A) who was an employee of the Company immediately prior to the Closing or (B) who is, at any time during the Restricted Period, an employee of the Company or any of the Company’s Affiliates, whether or not such employee was employed by the Company immediately prior to the Closing (a “Covered Employee”); or

(ii) induce, persuade, or encourage, or attempt to induce, persuade, or encourage, any Covered Employee to terminate such employee’s position with the Company.

(e) A Key Person will not be in violation of this Section 6.3 solely by owning as a passive investment (i.e., so long as they are not serving as an agent, officer, employee, director, advisor, consultant, or in a similar capacity or position), securities of any publicly-traded Entity, as long as such Key Person does not, directly or indirectly, beneficially own in the aggregate more than 1% of all classes of outstanding equity securities of such Entity.

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(f) Because of the difficulty of measuring economic losses to Purchaser as a result of a breach of the foregoing provisions of this Section 6.3, and because of the immediate and irreparable damage that could be caused to Purchaser for which Purchaser would have no other adequate remedy, each Key Person agrees that the foregoing covenants may, in addition to any other available legal remedies, be enforced by Purchaser, in the event of breach by a Key Person, by injunctions and restraining Orders. Each Key Person further agrees to waive any requirement for Purchaser’s securing or posting of any bond in connection with any such remedy.

(g) The covenants in this Section 6.3 are severable and separate, and the unenforceability of any specific covenant shall not affect any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 6.3 are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

(h) The Purchaser and the Key Persons hereby acknowledge and agree that no amount of the Purchase Price is allocable to the covenants contemplated in this Section 6.3 and the covenants contemplated in this Section 6.3 are integral to this Agreement and are being provided to maintain and preserve the value of the Company Shares.

6.4 Public Announcements. Upon the Closing, Purchaser and the Sellers’ Representatives shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

6.5 Release.

(a) As of the Closing Date, each Seller hereby fully and irrevocably releases, acquits, and forever discharges the Company, the Company’s Affiliates, and past, present and future officers, directors, partners, general partners, limited partners, managing directors, members, shareholders, trustees, representatives, employees, principals, agents, Affiliates, parents, Subsidiaries (direct and indirect), joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers, and attorneys of the Company or the Company’s Affiliates (collectively the “Released Parties”), from any and all losses, claims, demands, rights, encumbrances, Contracts (including employment Contracts), covenants, or proceedings, of whatever kind or nature in law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, arising out of the performance of employment services for the Company and the ownership of the Company Stock, all of which each Seller now owns or holds, has at any time owned or held, or may hereafter own or hold against any Released Party at any time, or related to any matter, prior to the Closing Date, except for rights and claims (i) arising under this Agreement and the other Transaction Documents, and (ii) rights to reimbursement for expenses incurred in the performance of services for the Company prior to the Closing.

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(b) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind, against the Released Parties, based upon any matter purported to be released hereby.

6.6 Employment Benefits Arrangements.

(a) Purchaser intends for the Company to continue the employment of all or substantially all of the Company’s employees set forth on Schedule 4.12(a), with benefits consistent with those benefits that were provided by the Company and in effect immediately prior to the Closing; provided, however, that Purchaser shall have no obligation to continue the employment of any employee of the Company or to continue existing benefit plans offered to the Company’s employees or offer similar plans, especially with respect to any equity incentive plans.

(b) The provisions of this Section 6.6 are solely for the benefit of the Parties to this Agreement. No Continuing Employee (as defined below) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.6 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Purchaser, the Company, or any of their respective Affiliates to terminate the employment of any employee of the Company who continues employment with the Company following the Closing (each, a “Continuing Employee”) or any other service provider at any time and for any reason, (ii) require Purchaser, the Company, or any of their respective Affiliates to continue any employee plans of the Company, any employee benefit plan of Purchaser in which a Continuing Employee following the Closing is eligible to participate (each, a “Purchaser Plan”), or other Employee Benefit Plans or arrangements, or prevent the amendment, modification, or termination thereof after the Closing, or (iii) amend any employee plans of the Company, Purchaser Plans or other Employee Benefit Plans or arrangements.

6.7 Post-Closing Authorizations. As of the Closing, the Company will implement the policy set forth on Schedule 6.7 with respect to all signing authority on behalf of the Company (collectively, the “Authorization Policy”). For the avoidance of doubt, Purchaser shall have all rights to change such Authorization Policy at any time in its sole discretion.

6.8 Further Assurances. Each Party will, at the request of the other Party and at such other Party’s expense, take such further commercially reasonable actions as are requested and execute any additional documents, instruments, or conveyances reasonably necessary to effectuate the transactions contemplated by this Agreement, including Sellers’ transfer of title of the Company Shares to Purchaser. Each of the Parties shall each reasonably cooperate with each other and make their books, records, and personnel available to each other upon reasonable request for Tax audits, Tax Return preparation, and any other reasonable purposes.

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6.9 Books and Records. On the Closing Date, the Company will have in the Company’s possession all originals or copies of the Company’s books, minute books, records, and files (including all electronic files) relating to the Company’s business, including all business and marketing plans, customer lists, advertising and marketing data and records, sales and pricing data, customer prospect lists, customer data, lease records, legal files, Contract files, personnel records, and files and records relating to Taxes and all Tax Returns and related information or correspondence with any Governmental Entity regarding same.

Article VII
INDEMNIFICATION

7.1 Indemnification by Sellers. Subject to the other terms of this Article VII, each Seller shall severally and not jointly (based on their respective Payment Percentages), indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses incurred or suffered by the Purchaser Indemnitees, arising out of or resulting from (regardless of whether or not such Losses relate to any Third-Party Claim):

(a) the failure of any representation or warranty made by the Company or any of the Sellers contained in this Agreement, or in any certificate or document delivered by the Company or any of the Sellers, to be true and correct;

(b) any breach by any of the Sellers of, or the failure of any of the Sellers to perform, any of the covenants and obligations required to be performed by any of the Sellers or the performance of any action otherwise prohibited under this Agreement (provided, however, that indemnification obligations arising from any failure of a Seller to perform any of the covenants and obligations required to be performed by such Seller solely in his or her personal capacity or the performance in such Seller’s personal capacity of any action prohibited under this Agreement shall be the sole responsibility of such Seller and not any other Sellers);

(c) any Sellers’ Transaction Expenses or Outstanding Debt which have not been treated under Section 2.3 as a dollar-for-dollar reduction to the Purchase Price;

(d) (i) any Taxes of the Company relating to whole or partial taxable periods, activities, or events on or prior to the Closing Date, including the Taxes for which Sellers are responsible under Section 6.1, or (ii) any Transfer Taxes imposed on the sale of the Company or the Company Stock, including the making of, or as a result of, any Tax elections or the undertaking of any intermediate steps, actions, assignments, transfers, or transactions on or before the Closing other than the Section 338(h)(10) Election;

(e) any claim (i) for amounts paid by reason of an inaccuracy in the Flow of Funds to any of Sellers pursuant to this Agreement, or (ii) by any current or former holder or alleged current or former holder of any direct or indirect equity interest of the Company (including any predecessors), arising out of (x) the payment or allocation of the Purchase Price (as the case may be), or (y) such Person’s status or alleged status as an equity holder or owner of stock options or other direct or indirect equity interests in the Company (or any predecessor) at any time on or prior to the Closing;

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(f) the amount, if any, by which the amount of Cash used in the calculation of the Initial Purchase Price is less than the amount of Cash actually delivered with the Company at Closing; and

(g) those matters which are identified on Exhibit G to the extent the factual basis for such matters arose before the Closing.

7.2 Indemnification by Purchaser. Subject to the other terms of this Article VII, Purchaser shall indemnify, defend, and hold harmless the Sellers’ Indemnitees from and against any and all Losses arising out of or resulting from (regardless of whether or not such Losses relate to any Third-Party Claim):

(a) the failure of any representation or warranty made by Purchaser in this Agreement, or any other certificate or document delivered by Purchaser in connection with Closing, to be true and correct; and

(b) any breach by Purchaser of, or the failure of Purchaser to perform, any of its covenants or obligations required to be performed by it or the performance of any action otherwise prohibited under this Agreement.

7.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages (including Losses) arising out of this Agreement or related to the transactions contemplated hereby:

(a) Basket. Sellers will not have any liability for any indemnification claim pursuant to Section 7.1(a) until the Purchaser Indemnitees have suffered, in the aggregate, Losses equal to $75,000 (the “Basket”), at which time, subject to the limitations set forth in this Article VII, Sellers shall be liable for the amount of all Losses incurred or suffered by the Purchaser Indemnitees in excess of the Basket; provided, however, that the Basket shall not apply to any claims relating to, arising out of or otherwise attributable to (w) the breach of any of the Company’s Fundamental Representations; (x) the breach of any of the Sellers’ Fundamental Representations; (y) the matters indemnified in Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e), and 7.1(g); and (z) any claims relating to, arising out of or otherwise attributable to fraud or intentional misrepresentation.

(b) Cap. The aggregate liability of all Sellers pursuant to Section 7.1 shall not exceed the amount of the Indemnification Escrow Amount (the “Cap”); provided, however, that this limitation shall not apply to:

(i) the breach of any of the Fundamental Representations;

(ii) the matters indemnified in Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e), and 7.1(g); and

(iii) any claims relating to, arising out of or otherwise attributable to fraud or intentional misrepresentation;

for which:

(A) in the case of clauses (i) or (ii) above, the aggregate liability of Sellers shall be limited to the Purchase Price (based on their respective Payment Percentages); and

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(B) in the case of clause (iii) above, the aggregate liability of Sellers shall be uncapped (based on their respective Payment Percentages).

(c) Order of Recovery; Mitigation; Insurance; Calculation of Losses.

(i) The obligations of Sellers pursuant to Section 7.1 shall be satisfied from the Indemnification Escrow Amount until such funds have been exhausted or otherwise claimed in full; provided, however, that this limitation shall not apply to:

(x) the breach of any of the Fundamental Representations;

(y) the matters indemnified in Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e), and 7.1(g);

(z) any claims relating to, arising out of or otherwise attributable to fraud or intentional misrepresentation;

for which:

(A) in the case of clauses (x) and (y) above, the obligations of Sellers pursuant to Section 7.1 shall be satisfied (1) first, from the Indemnification Escrow Amount until such funds have been exhausted or otherwise claimed in full; and (2) thereafter, directly from Sellers, on a several, and not joint, basis, in accordance with each Seller’s Payment Percentage, subject to Section 7.3(b), up to the amount of the Purchase Price received by such Seller; and

(B) in the case of clause (z), the obligations of Sellers pursuant to Section 7.1 shall be satisfied (1) first, from the Indemnification Escrow Amount until such funds have been exhausted or otherwise claimed in full; and (2) thereafter, directly from Sellers, on a several, and not joint, basis, in accordance with each Seller’s Payment Percentage.

(ii) Purchaser shall use commercially reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided that the reasonable costs of mitigation shall be considered Losses. The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Purchaser Indemnitees under insurance policies or otherwise with respect to such Losses (less any costs incurred pursuing any such claim). Purchaser agrees that if the Company has an applicable Third-Party insurance policy (excluding any self-insurance or captive insurer owned by Purchaser), then Purchaser agrees that it will cause the Company to make a claim against such applicable Third-Party insurance policy.

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(iii) For purposes of determining the amount of any Losses resulting from any breach of, or inaccuracy in, any representation, warranty or statement in this Agreement, all qualifications contained in this Agreement as to materiality, including each qualifying reference to the words “material”, “Material Adverse Effect” and “materiality” and all similar phrases and words shall be deemed deleted and shall have no effect.

(iv) Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that such Seller will not make any claim for indemnification against Purchaser or the Company by reason of the fact that such Seller was a shareholder, controlling person, officer, director, employee or other Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Charter Documents, Contract or otherwise) with respect to any claim brought by a Purchaser Indemnitee under this Agreement or otherwise relating to this Agreement, any Transaction Document or the transactions contemplated hereunder and thereunder.

(d) Purchaser will not have any liability for any indemnification claim pursuant to Section 7.2(a) until the Sellers’ Indemnitees have suffered, in the aggregate, Losses equal to the Basket, at which time, subject to the limitations set forth in this Article VII, Purchaser shall be liable for the amount of all Losses incurred or suffered by the Sellers’ Indemnitees in excess of the Basket, provided, however, that the Basket shall not apply to any claims relating to, arising out of or otherwise attributable to any claims relating to, arising out of or otherwise attributable to fraud or intentional misrepresentation. The aggregate liability of Purchaser pursuant to Section 7.2 shall not exceed the Cap except for liabilities arising out of or otherwise attributable to fraud or intentional misrepresentation, which shall be uncapped.

(e) Survival; Claims Period. The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement but shall expire on the twenty-four (24) month anniversary of the Closing Date; provided, however, notwithstanding the foregoing, the Fundamental Representations shall survive until the expiration of the relevant statute of limitations. Any obligations to indemnify under this Article VII for a breach of a representation or warranty shall not terminate with respect to any Losses arising out of or resulting from any Loss as to which an Indemnitee shall have given bona fide good faith written notice to the Party allegedly required to provide indemnification protection under this Article VII (the “Indemnifying Party”) before the date such representation or warranty, or indemnification claim, expires according to the foregoing expiration dates.

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7.4 Notice and Determination of Non-Third-Party Claims. If any Indemnitee believes that it has sustained or incurred any Losses for which it may be entitled to indemnification, such Indemnitee shall so notify the Indemnifying Party promptly in writing (a “Claim Notice”) (with all Claim Notices to Sellers being given to the Sellers’ Representatives). The Claim Notice shall (a) state the occurrence giving rise to the claim and that the Losses have been incurred, properly accrued, or are anticipated; (b) specify the Section of this Agreement under which such claim is made; and (c) specify in reasonable detail each individual item of Loss or other claim, including the amount thereof if reasonably ascertainable, the date such Losses were incurred, properly accrued, or are anticipated to be incurred, the basis for any anticipated Losses and the nature of the misrepresentation or breach to which such Losses are related. The failure of the Indemnitee to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

7.5 Third-Party Claims.

(a) An Indemnitee shall provide prompt notice to an Indemnifying Party of the assertion or commencement of any action, suit, claim or other Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) (with all Third-Party Claim notices to Sellers being given to the Sellers’ Representatives); provided, however, that an Indemnitee’s failure to send or delay in sending a notice with respect to a Third-Party Claim will not relieve the Indemnifying Party from liability hereunder with respect to such indemnification Claim except to the extent, and only to the extent, that the Indemnifying Party is prejudiced by such failure or delay.

(b) In the event of the assertion of any Third-Party Claim for which, by the terms hereof, an Indemnifying Party is potentially obligated to indemnify an Indemnitee under this Article VII, the Indemnifying Party will have the right, at such Indemnifying Party’s sole cost and expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee. If the Indemnifying Party elects to assume the defense of any such Third-Party Claim, it shall, within thirty (30) days after notice of such claim from the Indemnitee, notify the Indemnitee in writing of its intent to do so. The Indemnitee will be entitled, at its own cost and expense, to retain separate co-counsel and participate with the Indemnifying Party in the defense of any such Third-Party Claim. If the Indemnifying Party assumes the defense of any such Third-Party Claim but fails to diligently prosecute such Third-Party Claim, or if the Indemnifying Party does not assume the defense of any such Third-Party Claim within such thirty (30)-day period, the Indemnitee may assume control of such defense and in the event it is finally determined by a court of competent jurisdiction that the claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the reasonable costs and expenses of such defense (including their reasonable fees and expenses of counsel) shall constitute Losses and shall be subject to recovery subject to the limitations contained in this Article VII.

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(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnitee has assumed the defense pursuant to Section 7.5(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything set forth in this Section 7.5(c) to the contrary, Section 6.1 shall govern Third-Party Claims in respect of Taxes.

7.6 Tax Treatment. Any indemnity payment made under this Article VII shall be treated as an adjustment to the Purchase Price for U.S. federal and all applicable state and local income Tax purposes to the extent permitted by applicable Law.

7.7 Right to Offset. Notwithstanding anything to the contrary herein, upon notice to the Sellers’ Representatives specifying in reasonable detail the basis therefor, Purchaser may set off any amount to which it claims to be entitled from any Seller under Section 7.1, against amounts otherwise payable under any provision of any Transaction Document, including the relevant portions of the Earnout Payments; provided, however, that Purchaser shall exercise such right only with respect to the amount of claims that, in the aggregate, exceed the amount of the Indemnification Escrow Amount in accordance with Section 7.3(c)(i) above. For the avoidance of doubt, the foregoing provision limiting the exercise of set off rights only to the extent in excess of the Indemnification Escrow Amount shall only apply prior to the Release Date. The exercise of such right of setoff by Purchaser in good faith and consistent with this Section 7.7, whether or not ultimately determined to be justified, will not constitute a default under this Agreement or any Transaction Document regardless of whether the Sellers’ Representatives or any Seller disputes such setoff claim, or whether such setoff claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

Article VIII
GENERAL

8.1 Entire Agreement. This Agreement, together with the Disclosure Schedules and the other Transaction Documents, contains the sole and entire agreements between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous discussions, understandings, negotiations, and agreements (whether written or oral) among the Parties or between any of them (including the Letter of Intent dated January 30, 2024) with respect to the subject matter of this Agreement and the other Transaction Documents.

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8.2 Successor and Assigns; Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by (a) any Seller or the Sellers’ Representatives without the prior written consent of Purchaser, or (b) Purchaser without the prior written consent of the Sellers’ Representatives; provided, however, Purchaser may (i) assign Purchaser’s rights under this Agreement to any Affiliate of Purchaser or to any future purchaser of Purchaser, or the Company or their respective assets, and (ii) collaterally assign any or all of Purchaser’s rights and interests hereunder to one or more lenders of Purchaser or the Company (provided, that Purchaser shall remain liable for its obligations hereunder). Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the Indemnitees (other than Sellers and Purchaser) shall be the third-party beneficiaries of the indemnification rights in Article VII hereof.

8.3 Amendments. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Purchaser and the Sellers’ Representatives. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

8.4 Notices. Any notice or other communication required or permitted to be delivered to any Party hereunder shall be in writing and shall be deemed properly delivered, given, and received (a) when delivered (if delivered by hand), or (b) upon confirmation of receipt (if delivered by registered mail, by courier, or by express delivery service), to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties):

If to Purchaser, to:

Valens Semiconductor, Inc.
______________________

______________________

Attention: Gideon Ben-Zvi and Keren Shmueli Sidi /

with a copy (which shall not constitute notice) to:

[***]

If to the Sellers’ Representatives, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

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8.5 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.6 Counterparts and Electronic Signatures. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Counterparts may be delivered via facsimile, electronic mail that includes a pdf signature, or in the form of an electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., via www.docusign.com or other similar electronic signature transmission and confirmation method). Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.7 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement and all disputes or controversies arising out of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than those of the State of Delaware.

(b) Consent to Jurisdiction. Each of the Parties irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby that is brought by any Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts thereof, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Legal Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Legal Proceeding relating thereto except in the courts described above in Delaware, other than a Legal Proceeding in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Agreement or any dispute or controversy arising out of this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(c) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DESCRIBED IN THIS SECTION 8.7. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7. A COPY OF THIS SECTION 8.7 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

8.8 Specific Performance. The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation, or other provision set forth in this Agreement, for the benefit of any other Party, (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to seek an Order granting (i) specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, (ii) an injunction (whether preliminary, temporary or permanent), and other emergency or interim relief, to restrain such breach or threatened breach and to preserve the status quo, and (b) such other Party shall not be required to provide any bond or other security in connection with any such relief. A Party, at its option, may seek any relief described in this Section 8.8 in a judicial Order from a court described in Section 8.7.

8.9 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any applicable jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

8.11 Sellers’ Representatives.

(a) Each Seller hereby irrevocably makes, constitutes and appoints [***] as Sellers’ Representatives and as such Seller’s true and lawful attorney-in-fact and agent for and on behalf of such Seller to give and receive notices and communications; to authorize payment to Purchaser from the Escrow Amounts in satisfaction of valid claims by Purchaser; to object to such payments; to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such matters; and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The power of attorney granted in this Section 8.11(a) is coupled with an interest and is irrevocable, may be delegated by the Sellers’ Representatives and will survive the death or incapacity of any of Sellers. Notices or communications to or from the Sellers’ Representatives shall constitute notice to or from each Seller.

(b) The Sellers’ Representatives may resign at any time effective upon designation of at least one successor Sellers’ Representative. In the event that a Sellers’ Representative resigns, or dies or becomes disabled, a new Sellers’ Representative may be appointed by the remaining Sellers’ Representative(s), such appointment to become effective upon the written acceptance thereof by the new Sellers’ Representative, who shall give Purchaser and each Seller prompt written notice of such new Sellers’ Representative.

(c) The Sellers’ Representatives shall be entitled to withdraw cash amounts held in the account containing the Sellers’ Expense Fund in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representatives in performing under this Agreement. In the event that the Sellers’ Expense Fund is insufficient to cover the fees and expenses incurred by the Sellers’ Representatives in performing under this Agreement, first, the Sellers’ Representatives shall be entitled to be paid out of the Escrow Amounts prior to any payments made out of such fund to Sellers, and second, Sellers shall be obligated to pay their pro-rata share of any such deficiency in accordance with their respective Payment Percentages.

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(d) The Sellers’ Representatives will not be liable for any Losses incurred without gross negligence, fraud or willful misconduct by the Sellers’ Representatives arising out of or in connection with the acceptance or administration of his duties under this Agreement. Sellers shall, in accordance with their respective Payment Percentages and in an amount not to exceed the amount of the Purchase Price actually received by such Seller, indemnify, defend and hold harmless Sellers’ Representatives and their successors and assigns from and against any and all Losses incurred by the Sellers’ Representatives arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Sellers’ Representatives pursuant to the terms of, or the acceptance or administration of the Sellers’ Representatives’ duties under, this Agreement (a “Representative Loss”), in each case as such Representative Loss is incurred or suffered; provided, however, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud or willful misconduct of any Sellers’ Representative, such Sellers’ Representative will reimburse Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud or willful misconduct. If not paid directly to the Sellers’ Representatives by Sellers, any such Representative Losses may be recovered by the Sellers’ Representatives (without the requirement of any consent or approval by Purchaser) from any portion of the Escrow Amounts otherwise distributable to Sellers pursuant to the terms hereof at the time of distribution in accordance with written instructions delivered by the Sellers’ Representatives to the Purchaser; provided, however, that while this Section 8.11(d) allows Sellers’ Representatives to be paid from the Escrow Amounts otherwise distributable to Sellers pursuant to the terms hereof, this does not relieve Sellers from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Sellers’ Representatives from seeking any remedies available to them at law or otherwise.

(e) The Sellers’ Representatives shall be entitled to engage such counsel, experts and other agents and consultants as they shall deem necessary in connection with exercising its powers and performing its function hereunder.

(f) From and after the Closing Date, Purchaser will cause the Company to provide Sellers’ Representatives with reasonable access to information about the Company and the reasonable assistance of the officers and employees of Purchaser and the Company for purposes of performing their duties and exercising their rights under this Agreement.

[Remainder of Page Left Intentionally Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

VALENS SEMICONDUCTOR, INC.

By:	/s/ Gideon Ben Zvi
Name:	Gideon Ben Zvi
Title:	Chief Executive Officer

COMPANY:

ACRONAME INC.

By:	/s/ Justin Gregg
Name:	Justin Gregg
Title:	CEO, Chair of the Board

The Valens Semiconductor, Inc. /Acroname Inc.

Signature Page to Stock Purchase Agreement

SELLERS:

[***]

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Signature Page to Stock Purchase Agreement

SELLERS’ REPRESENTATIVES:

[***]

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ANNEX I

Sellers and Company Shares

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Annex I to Stock Purchase Agreement

EXHIBIT A

Definitions

“Adjustment Escrow Account” means the escrow sub-account established pursuant to the terms of the Escrow Agreement to hold the Adjustment Escrow Amount, together with any interest or other amounts earned thereon.

“Adjustment Escrow Amount” means an amount in cash equal to $400,000, which will be deposited in the Adjustment Escrow Account.

“Affiliate” means, with respect to an Entity, any other Entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an Entity, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the banks in Houston, Texas are authorized or required by Law to be closed.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation, or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all membership, partnership or other equity interests of such Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub.L. 116-136), the Consolidated Appropriations Act, 2021 (if enacted) and any administrative or other guidance published on the date hereof with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, in each case as amended to date.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Tax Laws of the United States of America.

“Common Stock” means the common stock of the Company, with no par value.

“Company’s Databases” means all databases, data collections, and data sets owned or hosted by the Company.

“Company’s IP” means (a) all inventions described in the Company’s Patents and all other inventions and improvements owned by the Company, (b) all of the Company’s Trademarks, (c) the trade name “Acroname” and each other name or derivative thereof (including any trade name, fictitious business name or assumed name), under which the Company conducts its business, (d) all copyrightable works, and (e) all Intellectual Property owned by the Company (i) in or pertaining to the Company’s Products or methods or processes used by the Company to develop and produce the Company’s Products, or (ii) that are used or held for use by the Company in the operation of their business, or (iii) that relate to current research and development efforts by the Company or by others under Contract with the Company, and (f) all other Intellectual Property relating to the operation of the business in which the Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) or an exclusive license.

“Company’s IP Contracts” means any Contract to which the Company is a party, that contains any option, assignment, license, sublicense, acquisition, distribution, transfer, grant or other conveyance of, or any covenant not to assert or enforce, any Intellectual Property Rights or that otherwise relates to any Intellectual Property developed, produced, marketed, promoted, distributed or otherwise exploited by, with, or for the Company, including rights acquisition and licensing agreements, distribution and subdivision agreements, option agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, merchandising agreements, commercial tie-in and sponsorship agreements, publishing agreements and other agreements or arrangements with respect to any Intellectual Property or Intellectual Property Rights.

“Company’s IP Rights” means (a) all of the Company’s rights in the Company’s Patents, (b) all of the Company’ s rights in the Company’s Trademarks and all associated goodwill, (c) all of the Company’s rights in (1) the full corporate name of the Company, (2) any trade name that includes “Acroname”, and (3) each other name or derivative thereof (including any trade name, fictitious business name or assumed name), under which the Company conducts the Company’s business, (d) all copyrightable works, (e) all other Intellectual Property and Intellectual Property Rights owned by the Company (i) in or pertaining to the Company’s Products or services provided to customers or methods or processes used by the Company to develop and produce the Company’s Products, (ii) that are used or held for use by the Company in its operation of the Company’s business, or (iii) that relate to current research and development efforts by the Company or by others under contract with the Company, and (f) all other Intellectual Property and Intellectual Property Rights relating to the operation of any of the Company’s business in which the Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) or an exclusive license.

“Company’s Patents” means and refers to any patents or patent applications listed on Schedule 4.17(a).

“Company’s Products” means any product or service currently being developed or produced, marketed, promoted, distributed, licensed, sold or otherwise exploited by the Company prior to the Closing.

“Company’s Registered IP” means all of the Company’s IP that is Registered IP and owned by the Company.

“Company’s Software” means any Software that is owned by the Company.

“Company’s Trademark” means any Trademark owned by or exclusively licensed to the Company and used or held for use by the Company in connection with or otherwise in the operation of the Company’s business.

“Contract” means any contract, subcontract, commitment, lease, license, work order, service order, purchase order, rental agreement, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding agreement (whether written or oral and whether express or implied), and all amendments thereof, but excluding any Permits.

“COVID-19” means SARS-COV-2 or COVID-19, any evolutions or mutations thereof (including any second or subsequent wave(s)), or related or associated epidemics, pandemics, or disease outbreaks.

“Data Protection Laws” means all Laws relating to data protection, information security, and privacy which relate to the collection, use, storage, transfer, or disposal of Personal Data which are from time to time applicable to the Company, including: (i) the General Data Protection Regulation (EU) 2016/679; (ii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable Laws implementing European Directive 2002/58/EC; and (iii) the California Consumer Privacy Act (as codified in Cal. Civ. Code §1798.100 et seq. ), in each case as amended, replaced or updated from time to time.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity, other than a Governmental Entity.

“Environmental Laws” means all Laws relating to pollution, protection of the environment (including but not limited to wildlife, flora, and fauna), natural resources, human health, safety or welfare, or exposure to Hazardous Materials, including but not limited to all those Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the identification, generation, use, labeling, processing, control, discharge, emission, investigation, removal, remediation, monitoring, handling, transportation, treatment, storage or disposal of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other Entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business.

“Escrow Accounts” means, collectively, the Adjustment Escrow Account and the Indemnification Escrow Account established under the Escrow Agreement.

“Escrow Amounts” means, collectively, the Adjustment Escrow Amount and the Indemnification Escrow Amount deposited by Purchaser with the Escrow Agent pursuant to the terms of this Agreement.

“Flow of Funds” means the information contained on, or the document attached as, Exhibit C which sets forth all cash payments to be made by or on behalf of the Parties in accordance with this Agreement, including the payee name, the amounts owed to each payee and the wire information for each payee. The Flow of Funds shall be delivered by the Sellers’ Representatives to Purchaser no later than two (2) Business Days prior to Closing.

“Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 4.1 (Organization and Authority of Sellers), 4.2 (Organization, Authority, and Qualification of the Company), 4.3 (Capitalization), 4.4(b) (No Conflicts with Laws), 4.5(g) (Sellers’ Transaction Expenses), 4.8(b) (Legal Proceedings), 4.9 (Tax Matters), the first sentence of Section 4.17(f) (Title to Intellectual Property), 4.20 (Related Party Transactions), and 4.21 (Brokers’ Fees).

“GAAP” means generally accepted accounting principles as applied in the United States on a consistent basis.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority.

“Hazardous Material” means any substance, material, or waste that is regulated, classified, or otherwise considered or could be considered under any applicable Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, asbestos containing products, polychlorinated biphenyls, radioactive materials, toxic mold and urea formaldehyde insulation.

“Indemnification Escrow Account” means the escrow sub-account established pursuant to the terms of the Escrow Agreement to hold the Indemnification Escrow Amount, together with any interest or other amounts earned thereon.

“Indemnification Escrow Amount” means an amount in cash equal to $600,000, which will be deposited in the Indemnification Escrow Account.

“Indemnitees” means the Purchaser Indemnitees and the Seller’s Indemnitees.

“Intellectual Property” means and includes all algorithms, application keys, application programming interfaces, apparatus, databases and data collections, diagrams, formulae, graphics, inventions (whether or not patentable), improvements, designs, discoveries, know-how, logos, marks (including brand names, product names, logos, and slogans) and all related goodwill, trade dress and all related goodwill, trade names and all related goodwill, domain names, methods, network configurations and architectures, net lists, processes, technical information, trade secrets, Confidential Information, proprietary information, protocols, .psd source files, schematics, specifications, Software, Software code (in any form including Source Code and executable or object code), subroutines, techniques, three-dimensional models, URLs, user interfaces, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means any and all of the following, which exist under the Laws of any jurisdiction in the world, whether or not subject to statutory registration or protection, and whether of a type created by, or arising under, statute, common law, other Law or otherwise: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, rights in mask works, rights of attribution and rights of publicity; (ii) rights in the Trademarks, domain names, and social media assets (such as Facebook pages, Twitter accounts and blogs); (iii) rights under applicable US state trade secret Laws as are applicable to know-how, trade secrets, and confidential or proprietary information; (iv) patent rights and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; (vi) rights in or relating to patents, registrations, renewals, extensions, combinations, continuations, continuations-in-part, divisionals, reexaminations or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all rights to sue for past, present and future infringement, misappropriation, dilution or violation of any of the rights referred to in clauses (i) through (vi) above.

“Key Persons” means [***].

“Knowledge of the Company” (or any other similar knowledge qualification) means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of any of the following persons after due inquiry: [***]. For purposes of this Agreement, “due inquiry” shall mean the reasonable inquiry of a person who has responsibility relating to the relevant matter.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Lien” means any lien, mortgage, pledge, charge, condemnation award, encumbrance, lease, sublease, preferential purchase right, option, conditional sales contract, security interest, or encumbrance of any nature whatsoever.

“Losses” means, collectively, any loss, Claim, liability, damages, cost, or expense (including reasonable legal fees and expenses).

“made available”, “delivered”, “furnished” or words of similar import means, with respect to any material, that a copy of such material (a) has been posted to the electronic data room maintained by the Company in connection with the transactions contemplated hereby at least one (1) Business Day prior to the Closing Date or (b) actually delivered (whether by physical or electronic delivery) to Purchaser or its counsel.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition or assets of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (a) any changes, conditions or effects in the United States economies or securities or financial markets in general; (b) changes, conditions or effects that generally affect the industries in which the Company operates; (c) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (d) conditions caused by acts of terrorism or war (whether or not declared).

“Material Contract” means any Contract required to be disclosed pursuant to Section 4.13.

“Open Source Code” means Software that is distributed under an open source license or free Software license, including the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, the Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, and any variant or derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative or the Free Software Foundation.

“Option” means each option or right to purchase shares of Company Stock, whether or not vested or exercisable, whether granted under an option plan or otherwise, or whether promised by the Company pursuant to agreements or understandings that remain ungranted, that are held by any Person.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any body of competent jurisdiction, including any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Outstanding Debt” means, with respect to the Company, (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company evidenced by bonds, debentures, notes, or similar instruments (including any letter of credit, surety bond, banker’s acceptance or similar reimbursement agreement or obligation), (c) all obligations of the Company to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the Ordinary Course of Business of the Company) including earn-outs, (d) all obligations of the Company under leases required to be capitalized, (e) all obligations of the Company under any hedging arrangement, (f) all obligations of the Company under any direct or indirect guaranties in respect of, or obligations (contingent or otherwise) of the Company to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness for borrowed money or obligations of others of the kinds referred to in clauses (a) through (e) above, and (g) all obligations of the kinds referred to in clauses (a) through (f) above of other Persons secured by any Lien on any property or asset of the Company.

“Paying Agent” means PNC Bank, National Association.

“Permits” means all of the permits, registrations, filings, consents, permissions, licenses, variances, exemptions, orders, franchises, certificates and approvals of all Governmental Entities necessary to conduct the Company’s business in compliance with all Laws.

“Permitted Liens” means (a) statutory Liens for current Taxes or assessments, or other similar governmental charges, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established consistent with past accounting practices, (c) zoning, entitlement and other land use or environmental regulations by any Governmental Entity that have not been violated and that do not materially impair the Company’s ability to operate in the Ordinary Course of Business, or (d) Liens that represent purchase money security interests for personal property purchased in the Ordinary Course of Business.

“Person” means any natural person, Entity or Governmental Entity.

“Personal Data” means any information which relates, directly or indirectly, to a natural person or their household, including a natural person’s name, in combination with other personally identifiable information, including such individual’s street address, telephone number, e-mail address, photograph, image, video recording, voice recording, video viewing history, geolocation information, online contact information, screen or user name, password, social security number, driver’s license number, passport number, credit card number, other customer or account number, or any other piece of information that allows the identification, contacting, locating, or tracking of a natural person.

“Purchaser Indemnitees” means, collectively, Purchaser and its Affiliates (including the Company) and their respective partners, members, directors, officers, managers, employees, successors and assigns.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity or domain name registry, including all patents, registered copyrights, registered mask works, registered domain names, and registered Trademarks of the Company and all applications for any of the foregoing.

“Related Person” means:

(a) with respect to a particular individual:

(i) each other member of such individual’s Family; and

(ii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

(b) with respect to a specified Person other than an individual:

(i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

(ii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); and

(iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) the term “control”, including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an Entity, whether through ownership of voting securities, by contract or otherwise.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” means with respect to any Person, any director, officer, employee, member, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Responsible Officer” means, with respect to any Person, any president, vice-president, manager, secretary or more senior officer of such Person.

“Sellers’ Indemnitees” means, collectively, Sellers and their respective Affiliates, and their partners, members, directors, managers, officers, stockholders, employees, successors, and assigns.

“Sellers’ Transaction Expenses” means:

(a) all unpaid fees and expenses incurred by or charged to Sellers or the Company for services provided through the Closing in connection with the transactions contemplated by this Agreement, including legal fees, investment banking fees, finder’s fees, brokerage payments, accounting fees and fees to other advisors of Sellers or the Company; and

(b) all change of control payments, deal bonuses, success fees, “stay bonuses,” and any other monetary obligation of the Company that would not have become payable but for the consummation of the transactions contemplated by this Agreement, including the employer portion of any payroll Taxes payable with respect to any such payment; and

(c) 50% of the fees and expenses associated with the Escrow Agreement.

“Sellers’ Transaction Expenses Certificate” means a certificate containing the Sellers’ Transaction Expenses setting forth each of the vendor name, the amounts owed to each vendor and the wire information for each vendor.

“Software” means all: (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in Source Code, object code, or other form, including libraries, subroutines, and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations, or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons, and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize, and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user, and training documentation related to any of the foregoing.

“Source Code” means Software programming code (including flash .swf source code, C++ server source code, and JAVA source code) expressed in human readable language, including source code documentation, procedures, flow charts, schematic diagrams, and annotations that comprise the pre-coding detail design specification, and all other technical documentation used to build, maintain, and enhance Software.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other Entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Tax” or “Taxes” means (a) any taxes, fees, unclaimed property and escheat obligations and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto, whether disputed or not, (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or similar group (or being included (or required to be included) in any Tax Return related thereto), including pursuant to Treasury Regulation Section 1.1502-6; and (c) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or a legal, express or implied obligation to otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (a) or clause (b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third-Party” means any Person who or which is not a Party or an Affiliate of a Party.

“Trademark” means any trademark or service mark protectable under federal, state, provincial, or foreign Laws, including, but not limited to, common law.

“Transaction Documents” means, collectively, this Agreement, the Employment Agreements, and all of the certificates, instruments, and agreements required to be delivered under this Agreement by any of the Parties at the Closing.

EXHIBIT B

Calculation of Net Working Capital

B-1

EXHIBIT C

Flow of Funds

C-1

Exhibit D

Excluded Costs

D-1

Exhibit E

Product Requirements for Joint Product

E-1

Exhibit F

Non-Binding Business Plan

F-1

Exhibit G

Specific Indemnification Matters

G-1

Schedule 6.1(n)

Allocation Schedule

Schedule 6.7

Authorization Policy